Filed Pursuant to Rule 424(b)(3)
Registration File Nos.
333-40077
333-40077-01

PROSPECTUS SUPPLEMENT NO. 1

TO PROSPECTUS DATED SEPTEMBER 12, 2001

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.	STARWOOD HOTELS & RESORTS

9,656,965 SHARES

         The selling shareholders named in this prospectus supplement may offer and sell from time to time up to 9,656,965 Shares, each comprised of one share of common stock of Starwood Hotels & Resorts Worldwide, Inc. and one Class B share of beneficial interest of Starwood Hotels & Resorts.

         The Shares offered hereby are issuable upon the conversion of our Series A Zero Coupon Convertible Senior Notes due 2021 and Series B Zero Coupon Convertible Senior Notes due 2021 originally issued by us and sold to Salomon Smith Barney Inc. in a transaction not requiring registration under the Securities Act of 1933. The notes have not been registered under the Securities Act of 1933, and may not be offered or sold except in accordance with registration requirements under the Securities Act of 1933 or pursuant to an applicable exemption therefrom.

         The selling shareholders have not advised us of any specific plans for the distribution of the Shares offered hereby, but it is anticipated that the Shares will be sold from time to time at market prices prevailing at the time of sale or at privately negotiated prices as described in the accompanying prospectus under “Plan of Distribution.”

         We will not receive any portion of the proceeds from the sale of Shares by the selling shareholders. We will bear all expenses relating to the registration of the Shares.

Investing in the Shares offered hereby involves certain risks.

See “Risk Factors” beginning on page 3 of the accompanying prospectus.

         Our Shares are listed for trading on the New York Stock Exchange under the symbol “HOT.” The last reported sale price of our Shares on April 5, 2002, was $ 37.13 per Share.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated April 8, 2002.

ABOUT THIS PROSPECTUS SUPPLEMENT

         No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the date of this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus.

         Except as the context may otherwise require, references to “the Corporation” are to Starwood Hotels & Resorts Worldwide, Inc. and references to “the Trust” are to Starwood Hotels & Resorts, a subsidiary of the Corporation. References to “Starwood,” “the Company,” “we,” “us” or “our” are to the Corporation and its consolidated subsidiaries, including the Trust.

SELLING SHAREHOLDERS

         The selling shareholders identified in the following table, including their respective donees, transferees, pledgees or other successors-in-interest, are offering for sale up to 9,656,965 Shares. The aggregate proceeds to the selling shareholders from the sale of the Shares offered hereby will be the purchase price of such Shares, less any commissions or discounts. We will not receive any proceeds from the sale of the Shares by the selling shareholders.

         The Shares offered hereby are issuable upon the conversion of our Series A Zero Coupon Convertible Senior Notes due 2021 and Series B Zero Coupon Convertible Senior Notes due 2021 originally issued by us and sold to Salomon Smith Barney Inc. in a transaction not requiring registration under the Securities Act of 1933 (the “Securities Act”). We are registering the Shares on behalf of the selling shareholders pursuant to a registration rights agreement entered into by us in connection with the original issuance to Salomon Smith Barney Inc. of the notes.

         The following table sets forth information, as of the date of this prospectus supplement, relating to the beneficial ownership of the Shares, without taking into account any adjustments in the conversion price of the notes, by each selling shareholder. This information is based upon information provided to us by the selling shareholders. The selling shareholders may have sold, transferred or otherwise disposed of all or any portion of their notes or acquired additional notes since the date on which they provided this information to us. Any of the foregoing would have been pursuant to transactions not requiring registration under the Securities Act.

         Because the selling shareholders may offer all or any portion of the Shares, we cannot estimate the number of Shares that will be held by the selling shareholders upon termination of such sales.

	Number of Shares
	Issuable Upon
Name of	Conversion of Notes	Number of Shares
Selling Shareholder	Beneficially Owned(1)	Being Offered(1)

AIG DKR SoundShore Holdings Ltd.	84,920	84,920

AIG DKR SoundShore Opportunity Holding Fund Ltd.	93,545	93,545

AIG DKR SoundShore Strategic Holding Fund Ltd.	56,770	56,770

American Fidelity Assurance Company	4,332	4,332

	Number of Shares
	Issuable Upon
Name of	Conversion of Notes	Number of Shares
Selling Shareholder	Beneficially Owned(1)	Being Offered(1)

Amerisure Companies/Michigan Mutual Insurance Company	5,607	5,607

Aventis Pension Master Trust	6,881	6,881

Bank America Pension Plan	40,778	40,778

Bear Stearns & Co. Inc.	101,947	101,947

Blue Cross Blue Shield of Florida	7,646	7,646

Boilermaker – Blacksmith Pension Trust	43,327	43,327

CALAMOS® Convertible Fund – CALAMOS® Investment Trust	112,141	112,141

CALAMOS® Convertible Portfolio – CALAMOS® Advisors Trust	4,332	4,332

Canyon Capital Arbitrage Master Hedge Fund, Ltd.	337,183	337,183

Canyon MAC 18 Ltd. (RMF)	103,898	103,898

Canyon Value Realization Fund (Cayman), Ltd.	514,396	514,396

Canyon Value Realization Fund, L.P.	311,696	311,696

CFFX, LLC	305,841	305,841

City of Albany Pension Plan	3,721	3,721

City of Birmingham Retirement & Relief System	22,428	22,428

City of Knoxville Pension System	8,971	8,971

Clarica Life Insurance Co. – U.S	11,010	11,010

Credit Lyonnais Securities (USA) Inc.	156,824	156,824

Delta Airlines Master Trust	70,343	70,343

Delta Pilots Disability and Survivorship Trust	15,292	15,292

The Dow Chemical Company Employees’ Retirement Plan	85,635	85,635

Drury University	1,325	1,325

The Fondren Foundation	2,650	2,650

Gaia Offshore Master Fund Ltd.	155,691	155,691

Genessee County Employees’ Retirement System	5,607	5,607

Global Bermuda Limited Partnership	15,525	15,525

Granville Capital Corporation	203,894	203,894

Greek Catholic Union of the USA	2,191	2,191

HBK Master Fund Ltd.	784,120	784,120

Highbridge International LLC	1,373,103	1,373,103

H.K. Porter Company, Inc.	1,019	1,019

Jackson County Employees’ Retirement System	5,607	5,607

Kettering Medical Center Funded Depreciation Account	2,650	2,650

	Number of Shares
	Issuable Upon
Name of	Conversion of Notes	Number of Shares
Selling Shareholder	Beneficially Owned(1)	Being Offered(1)

Knoxville Utilities Board Retirement System	6,116	6,116

Lakeshore International Ltd.	97,395	97,395

Louisiana Workers’ Compensation Corporation	5,912	5,912

Lyxor Master Fund	14,467	14,467

McMahan Securities Co. L.P.	156,824	156,824

NMS Services (Cayman) Inc.	567,734	567,734

Physicians’ Reciprocal Insurers Account #7	30,584	30,584

Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	45,621	45,621

R2 Investments, LDC	345,012	345,012

SAM Investments LDC	50,973	50,973

SCI Endowment Care Common Trust Fund – First Union	1,376	1,376

SCI Endowment Care Common Trust Fund – National Fiduciary Services	5,097	5,097

SCI Endowment Care Common Trust Fund – Suntrust	1,478	1,478

SG Cowen Securities Corp.	156,824	156,824

Southdown Pension Plan	5,810	5,810

Southern Farm Bureau Life Insurance Company	15,292	15,292

SPT	50,973	50,973

St. Albans Partners Ltd.	101,947	101,947

State of Florida, Office of the Treasurer	76,460	76,460

TQA Master Fund, Ltd.	127,433	127,433

TQA Master Plus Fund, Ltd.	25,486	25,486

Union Carbide Retirement Account	30,584	30,584

United Food and Commercial Workers Local 1262 and Employers Pension Fund	20,389	20,389

Value Realization Fund, L.P.	90,179	90,179

Vopak USA Inc., Retirement Plan (f/k/a Van Waters & Rogers, Inc. Retirement Plan)	10,449	10,449

White River Securities L.L.C.	101,947	101,947

Yield Strategies Fund II, L.P.	61,168	61,168

Zurich Institutional Benchmarks Master Fund Ltd.	1,568	1,568

Other selling shareholders (2)	2,389,021	2,389,021

Total	9,656,965	9,656,965

(1)	The numbers of Shares beneficially owned and being offered, as set forth in the table, have been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, include the Shares into which the notes are convertible, and assume a conversion price of $52.233 per Share in the case of Series A holders and $51.476 per Share in the case of the Series B holders and the payment of cash in lieu of fractional shares. In addition, the conversion price of the notes may be adjusted under certain circumstances which will change the number of Shares received upon their conversion.

(2)	Information concerning other selling shareholders, including current holders of the notes for which we have not received information regarding their holdings, will be included in supplements to the accompanying prospectus, if required. For the purposes of this table, we have assumed that such holders do not beneficially own any other Shares, other than the Shares issuable upon conversion of the notes.

         None of the selling shareholders has had any material relationship with us or any of our affiliates within the past three years other than as a result of ownership of Shares.

         Information concerning the selling shareholders may change from time to time and any such changed information will be set forth in supplements to the accompanying prospectus, if and when necessary.

         The selling shareholders have not advised us of any specific plans for the distribution of the Shares offered hereby, but it is anticipated that the Shares will be sold from time to time at market prices prevailing at the time of sale or at privately negotiated prices as described in the accompanying prospectus under “Plan of Distribution.” To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholder and any underwriter, broker, dealer or agent regarding the sale by any selling shareholder of any Shares covered by this prospectus supplement. Because the selling shareholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.

         Under the terms of the registration rights agreement, the selling shareholders, on the one hand, and we, on the other hand, have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We have also agreed to pay substantially all the expenses, including certain limited fees and disbursements of selling shareholders’ counsel, incidental to the registration, offering and sale by the selling shareholders of the Shares covered by this prospectus supplement, other than commissions, fees and discounts of underwriters, brokers, dealers and agents relating to any sale or disposition by the selling shareholders of such Shares. In addition, we have agreed to use reasonable efforts to keep the registration statement of which the accompanying prospectus forms a part continuously effective until the earlier of (i) May 25, 2003, the date that is two years after the original issuance of the convertible notes, or such longer period as specifically provided in the registration rights agreement, and (ii) the date that all the Shares covered by this prospectus supplement have been sold.

PROSPECTUS

$2,650,000,000	$350,000,000
Starwood Hotels & Resorts	Starwood Hotels &
Worldwide, Inc.	Resorts

Shares

Preferred Stock
Depositary Shares
Debt Securities
Warrants
Convertible Notes

         We may offer and sell from time to time in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offering, with a total initial offering price of up to $3,000,000,000:

•	“Shares” that are comprised of common stock of Starwood Hotels & Resorts Worldwide, Inc. and Class B shares of beneficial interest of Starwood Hotels & Resorts;

•	preferred stock of Starwood Hotels & Resorts Worldwide, Inc. and/or preferred shares of beneficial interest of Starwood Hotels & Resorts;

•	depositary shares or receipts relating to preferred stock and/or preferred shares;

•	debt securities;

•	warrants to purchase debt securities, common stock or preferred stock; and

•	convertible notes.

      Of the $3,000,000,000 aggregate offering price of these securities, up to $2,650,000,000 will be offered by Starwood Hotels & Resorts Worldwide, Inc. and up to $350,000,000 will be offered by Starwood Hotels & Resorts. Of this amount, any selling securityholder named in a prospectus supplement may offer and sell from time to time certain securities that it acquires or acquired in transactions that were not, or will not be, registered under the Securities Act of 1933. We will not receive any proceeds from the sale of securities by a selling securityholder.

      This prospectus contains a general description of the securities which may be offered. We will provide specific terms of the securities to be sold by us in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

      Our Shares are listed for trading on the New York Stock Exchange under the symbol “HOT.”

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated September 12, 2001.

      We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any prospectus supplement as if we had authorized it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. The information contained in this prospectus and any prospectus supplement is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery or sale.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1

WHERE YOU CAN FIND MORE INFORMATION	1

THE COMPANY	2

RISK FACTORS	3

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE	8

USE OF PROCEEDS	9

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	9

DESCRIPTION OF DEBT SECURITIES	9

DESCRIPTION OF STOCK	19

DESCRIPTION OF DEPOSITARY SHARES AND RECEIPTS	30

DESCRIPTION OF WARRANTS	31

DESCRIPTION OF CONVERTIBLE NOTES	33

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS	35

PLAN OF DISTRIBUTION	40

LEGAL MATTERS	42

EXPERTS	43

i

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may, over time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

      The prospectus supplement may also contain information about certain United States federal income tax considerations relating to the securities covered by the prospectus supplement.

      Additionally, certain securities described in this prospectus may be offered and sold from time to time by any selling securityholders named in a prospectus supplement who have acquired, or will acquire, the securities from us in transactions that were not, or will not be registered, under the Securities Act of 1933, as described under the heading “Plan of Distribution.” Specific information with respect to any offer and sale by any selling securityholder will be set forth in the prospectus supplement relating to that transaction.

      You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

      Except as the context may otherwise require, references to “the Corporation” are to Starwood Hotels & Resorts Worldwide, Inc. and references to “the Trust” are to Starwood Hotels & Resorts, a subsidiary of the Corporation. References to “Starwood,” “the Company,” “we,” “us” or “our” are to the Corporation and its consolidated subsidiaries, including the Trust.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s regional offices located at 7 World Trade Center, Suite 1300, New York, NY 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available at the office of the New York Stock Exchange. For more information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities described in this prospectus.

•	Our Joint Annual Report on Form 10-K for the year ended December 31, 2000.

•	Our Joint Quarterly Reports on Form 10-Q for the periods ended March 31, 2001 and June 30, 2001.

•	The descriptions of our Shares contained in our Registration Statements on Form 8-A filed with the SEC on October 3, 1986, January 4, 1999, and March 15, 1999, and any amendments or reports we may file with the SEC for the purpose of updating such descriptions.

•	The description of our Series A Junior Participating Preferred Stock and related rights contained in our Registration Statement on Form 8-A filed with the SEC on March 15, 1999, and any amendments or reports we may file with the SEC for the purpose of updating such descriptions.

      You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address:

Starwood Hotels & Resorts Worldwide, Inc.

1111 Westchester Avenue
White Plains, New York 10604
Attention: General Counsel
(914) 640-8100

      You should rely only on the information incorporated by reference or provided by us in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

THE COMPANY

      We are one of the world’s largest hotel and leisure companies. We conduct our hotel and leisure business both directly and through our subsidiaries. Our brand names include Sheraton®, Westin®, The Luxury Collection®, St. Regis®, W® and Four Points® by Sheraton. Through these brands, we are represented in most major markets of the world.

      Our revenue and earnings are derived primarily from hotel and leisure operations, which include the operation of our owned hotels; management fees earned from hotels we manage pursuant to long-term management contracts; the receipt of franchise fees; and the development, ownership and operation of vacation ownership resorts, marketing and selling vacation ownership interests in the resorts and providing financing to customers who purchase such interests.

      Our hotel and leisure business emphasizes the global operation of hotels and resorts primarily in the luxury and upscale segment of the lodging industry. We seek to acquire interests in or management rights with respect to properties in this segment. As of June 30, 2001, our portfolio of owned, managed and franchised hotels totaled 738 hotels with approximately 225,000 rooms in 80 countries. This portfolio is comprised of 164 hotels that we own or lease or in which we have a majority equity interest (substantially all of which hotels we also manage), 266 hotels we manage on behalf of third-party owners (including entities in which we have a minority equity interest) and 308 hotels for which we receive franchise fees. Additionally, we are selling vacation ownership interest inventory at nine resorts.

      Starwood Hotels & Resorts was organized in 1969, and Starwood Hotels & Resorts Worldwide, Inc. was incorporated in 1980, both under the laws of Maryland.

      Our principal executive offices are located at 1111 Westchester Avenue, White Plains, New York 10604, and our telephone number is (914) 640-8100.

RISK FACTORS

      Set forth below is a discussion of the risks applicable generally to an investment in our company. The prospectus supplement applicable to offered securities will contain a discussion of the risks applicable to an investment in the particular types of securities that are being offered under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed below and under the caption “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in the registration statement of which this prospectus is a part.

Risks Relating to Hotel and Resort Operations

      We are subject to all the operating risks common to the hotel and leisure industry. Operating risks common to the hotel and leisure industry include:

•	changes in general economic conditions;

•	decreases in the level of demand for rooms and related services;

•	cyclical over-building in the hotel and leisure industry;

•	restrictive changes in zoning and similar land use laws and regulations or in health, safety and environmental laws, rules and regulations;

•	changes in travel patterns; and

•	changes in operating costs including, but not limited to, energy and labor costs.

      In addition, our hotel management contracts are typically long-term arrangements, but most allow the hotel owner to replace us if certain financial or performance criteria are not met. Our ability to meet these financial and performance criteria is subject to, among other things, the risks described in this section. Additionally, our operating results would be adversely affected if we could not maintain existing management, franchise or representation agreements or obtain new agreements on favorable terms.

      General economic conditions may negatively impact our results. Moderate or severe economic downturns or adverse conditions may negatively affect our operations. These conditions may be widespread or isolated to one or more geographic regions. In addition, recessions or other general economic conditions, including increases in transportation and fuel costs, may have a negative impact on our results of operations. Sustained recessionary periods, both in the U.S. and internationally, may adversely affect the levels of business and leisure travel, and therefore the demand for lodging and related services. There can be no assurance that the recent slowdown in the U.S. economy will not continue to have a negative effect on the lodging industry and our results of operations.

      We must compete for customers. The hotel and leisure industry is highly competitive. Our properties compete for customers with other hotel and resort properties, and, with respect to our vacation ownership resorts, with owners reselling their vacation ownership interests in their geographic markets. Some of our competitors may have substantially greater marketing and financial resources than we do, and they may improve their facilities, reduce their prices or expand or improve their marketing programs in ways that adversely affect our operating results.

      We must compete for properties. We compete with other hotel and leisure companies for properties. Some of these competitors may have substantially greater financial resources than we do and may be able to pay more to acquire properties than we are able to pay. In addition, competition for properties may increase the cost of acquiring properties.

      The hotel and leisure industry is seasonal in nature. The hotel and leisure industry is seasonal in nature; however, the periods during which we experience higher hotel revenue vary from property to property and depend principally upon location. Our revenue historically has been lower in the first quarter than in the second, third or fourth quarters.

      The hotel and leisure business is capital intensive. In order for our properties to remain attractive and competitive, we have to spend money periodically to keep them well maintained, modernized and refurbished. This creates an ongoing need for cash and, to the extent expenditures cannot be funded from cash generated by our operations, we may be required to borrow or otherwise obtain these funds. Accordingly, our financial results may be sensitive to the cost and availability of funds.

      Real estate investments are subject to numerous risks. Because we own and lease hotels and resorts, we are subject to the risks that generally relate to investments in real property. The investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the related properties, as well as the expenses incurred. In addition, a variety of other factors affect income from properties and real estate values, including governmental regulations, real estate, zoning, tax and eminent domain laws, interest rate levels and the availability of financing. For example, new or existing real estate, zoning or tax laws can make it more expensive and/or time-consuming to develop real property or expand, modify or renovate hotels. When interest rates increase, the cost of acquiring, developing, expanding or renovating real property increases and real property values may decrease as the number of potential buyers decreases. Similarly, as financing becomes less available, it becomes more difficult both to acquire and to sell real property. Finally, governments can, under eminent domain laws, take real property. Sometimes this taking is for less compensation than the owner believes the property is worth. Any of these factors could have a material adverse impact on our results of operations or financial condition, as well as on our ability to make distributions to our shareholders. In addition, equity real estate investments, such as the investments we hold and any additional properties that we may acquire, are relatively difficult to sell quickly. If our properties do not generate revenue sufficient to meet operating expenses, including debt service and capital expenditures, our income will be adversely affected.

      Hotel and resort development is subject to timing, budgeting and other risks. We intend to develop hotel and resort properties as suitable opportunities arise. We cannot assure you that any development project will be completed on time or within budget. New project development has a number of risks, including risks associated with:

•	construction delays or cost overruns that may increase project costs;

•	receipt of zoning, occupancy and other required governmental permits and authorizations;

•	development costs incurred for projects that are not pursued to completion;

•	so-called “acts of God” such as earthquakes, hurricanes, floods or fires that could adversely impact a project; and

•	governmental restrictions on the nature or size of a project.

We cannot assure you that any development project will be completed on time or within budget.

      Our vacation ownership business is subject to extensive regulation and risk of default. We market and sell vacation ownership interests, which typically entitle the buyer to ownership of a fully-furnished resort unit for a one-week period on either an annual or an alternate-year basis. We also acquire, develop and operate vacation ownership resorts, and provide financing to purchasers of vacation ownership interests. These activities are all subject to extensive regulation by the federal government and the states in which vacation ownership resorts are located and in which its vacation ownership interests are marketed and sold. In addition, the laws of most states in which we sell vacation ownership interests grant the purchaser of this type of interest the right to rescind the purchase contract at any time within a statutory rescission period. Although we believe that we are in material compliance with all applicable federal, state, local and foreign laws and regulations to which vacation ownership marketing, sales and operations are currently subject, changes in these requirements or a determination by a regulatory authority that we were not in compliance could adversely affect us. Additionally, if the purchaser of a vacation ownership interest defaults, we may not have recovered our marketing, selling, and general and administrative costs related to the sale of the vacation ownership interest.

      Environmental regulations could make us liable for cleaning up hazardous substances. Environmental laws, ordinances and regulations of various federal, state, local and foreign governments regulate certain of our properties and could make us liable for the costs of removing or cleaning up hazardous or toxic substances on, under or in property we currently own or operate or that we previously owned or operated. Those laws could impose liability without regard to whether we knew of, or were responsible for, the presence of hazardous or toxic substances. The presence of hazardous or toxic substances, or the failure to properly clean up such substances when present, could jeopardize our ability to develop, use, sell or rent the real property or to borrow using the real property as collateral. If we arrange for the disposal or treatment of hazardous or toxic wastes, we could be liable for the costs of removing or cleaning up wastes at the disposal or treatment facility, even if we never owned or operated that facility. Other laws, ordinances and regulations could require us to manage, abate or remove lead- or asbestos-containing materials. Similarly, the operation and closure of storage tanks are often regulated by federal, state, local and foreign laws. Finally, certain laws, ordinances and regulations, particularly those governing the management or preservation of wetlands, coastal zones and threatened or endangered species, could limit our ability to develop, use, sell or rent our real property.

      International operations are subject to special political and monetary risks. We have significant international operations which as of June 30, 2001 included 110 owned, managed or franchised properties in Europe (including 33 properties with majority ownership); 39 owned, managed or franchised properties in Latin America (including 14 properties with majority ownership); 71 owned, managed or franchised properties in the Asia Pacific region (including 4 properties with majority ownership); and 58 managed or franchised properties in the Africa/ Middle East region (no properties with majority ownership). International operations generally are subject to various political and other risks that are not present in U.S. operations. These risks include the risk of war or civil unrest, expropriation and nationalization. In addition, some international jurisdictions restrict the repatriation of non-U.S. earnings. Various international jurisdictions also have laws limiting the right and ability of non-U.S. entities to pay dividends and remit earnings to affiliated companies unless specified conditions have been met. In addition, sales in international jurisdictions typically are made in local currencies, which subject us to risks associated with currency fluctuations. Currency devaluations, in particular with respect to the Euro, and unfavorable changes in international monetary and tax policies could have a material adverse effect on our profitability and financing plans, as could other changes in the international regulatory climate and international economic conditions. Other than Italy, where our risks are heightened due to the relatively large number of properties we own, our international properties are geographically diversified and are not concentrated in any particular region.

      We are uncertain what long-term effect the adoption of the Euro will have on us. On January 1, 1999, 11 of the 15 member countries of the European Union established fixed conversion rates between their existing sovereign currencies and the Euro. Following the introduction of the Euro, the legacy currencies of the member countries will remain legal tender during a transition period ending on January 1, 2002. During the transition period, both the legacy currency and the Euro will be legal tender in the respective member countries, and currency conversions will be computed by a triangulation with reference to conversion rates between the respective currencies and the Euro. We currently operate in substantially all the member countries. The effect on us of the adoption of the Euro by the member countries in which we operate is currently uncertain. However, it is possible that the Euro adoption will result in increased competition within the European market. In addition, a number of our information systems are not currently Euro compliant. We are currently in the process of updating our information systems to make them Euro compliant. As of June 30, 2001, 57 properties have converted to the Euro without significant impact to the properties’ operations or information systems; however, there is no assurance that we or third party vendors of applications used by us will successfully bring all of our systems into compliance. Our failure to update our information systems could result in disruptions in the processing of transactions in Euros or computed by reference to the Euro.

      Our business may be adversely affected by too many, too few or the wrong acquisitions. We intend to make acquisitions that complement our business. There can be no assurance, however, that we will be able to identify acquisition candidates or complete acquisitions on commercially reasonable terms or at all or integrate any such completed acquisitions into our existing operations. If additional acquisitions are made, there can be no assurance that any anticipated benefits will actually be realized. Similarly, there can be no assurance that we will be able to obtain additional financing for acquisitions, or that the ability to obtain such financing will not be restricted by the terms of our current debt agreements.

      Investing through partnerships or joint ventures decreases our ability to manage risk. Instead of acquiring or developing hotels and resorts directly, we have from time to time invested, and may continue to invest, as a co-venturer. Joint venturers often have shared control over the operation of the joint venture assets. Therefore, joint venture investments may involve risks such as the possibility that the co-venturer in an investment might become bankrupt, or have economic or business interests or goals that are inconsistent with our business interests or goals, or be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives. Consequently, actions by a co-venturer might subject hotels and resorts owned by the joint venture to additional risk. Although we generally seek to maintain sufficient control of any joint venture, we may be unable to take action without the approval of our joint venture partners. Alternatively, our joint venture partners could take actions binding on the joint venture without our consent. Additionally, should a joint venture partner become bankrupt, we could become liable for our partner’s share of joint venture liabilities.

      We may not be able to successfully dispose of properties. We periodically review our business with the view to identifying properties or other assets that we believe no longer complement our business. There can be no assurance, however, that if we identify such properties that we will be able to complete dispositions on commercially reasonable terms or at all. In particular, we have announced our expectation to market our CIGA S.p.A. portfolio of 22 hotels for sale, potentially encumbered by our management agreements, in whole or in part. There is, however, no guarantee that such a sale will materialize or be consummated, and if consummated, there is no guarantee of the terms of any such transaction.

      We are subject to risks associated with debt financing. As a result of incurring debt, we are subject to the following risks associated with debt financing:

•	the risk that cash flow from operations will be insufficient to meet required payments of principal and interest;

•	the risk that (to the extent that we maintain floating rate indebtedness) interest rates will fluctuate; and

•	risks resulting from the fact that the agreements governing our loan and credit facilities contain covenants imposing certain limitations on our ability to acquire and dispose of assets.

In addition, although we anticipate that we will be able to repay or refinance our existing indebtedness and any other indebtedness when it matures, there can be no assurance that we will be able to do so or that the terms of such refinancings will be favorable. Our leverage may have important consequences including the following:

•	our ability to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes, if necessary, may be impaired or such financing may not be available on terms favorable to us;

•	a substantial decrease in operating cash flow or an increase in our expenses could make it difficult for us to meet our debt service requirements and force us to modify our operations; and

•	our higher level of debt and resulting interest expense may place us at a competitive disadvantage with respect to certain competitors with lower amounts of indebtedness and/or higher credit ratings.

While our senior debt is currently rated investment grade by two of the rating agencies, there can be no assurance we will be able to maintain this rating. In the event our senior debt is not investment grade, we would incur higher borrowing costs and would become subject to more restrictive covenants under our current loan agreement.

      Our officers and directors may have certain conflicts of interests. Barry S. Sternlicht is the Chairman and Chief Executive Officer of the Corporation and the Trust. Mr. Sternlicht also serves as the President and Chief Executive Officer of, and may be deemed to control, Starwood Capital Group, L.L.C. (“Starwood Capital”), a real estate investment firm. We have entered into a non-compete agreement with Starwood Capital whereby Starwood Capital agreed that, with certain exceptions, Starwood Capital would not compete directly or indirectly with us within the United States and, in particular, not purchase or acquire interests in any hotel in the United States, including any debt interest where it is anticipated that equity will be acquired by the debtholder within one year from the acquisition of such debt interest, unless such opportunity is first presented to us. In each case, the Governance Committee of our board of directors (or other committee of independent directors) will decide whether or not we will pursue the opportunity. In addition, certain of our officers and directors have interests in businesses that may, from time to time, do business with us. To the extent such individuals have a material interest in such businesses, any agreements relating thereto are subject to approval by the Governance Committee (or other committee of independent directors).

      We may not be able to attract and retain key officers and other highly qualified personnel. Our future success and our ability to manage future growth depend in large part upon the efforts of our senior management and our ability to attract and retain key officers and other highly qualified personnel. Competition for such personnel is intense. There can be no assurance that we will continue to be successful in attracting and retaining qualified personnel. Accordingly, there can be no assurance that our senior management will be able to successfully execute and implement our growth and operating strategies.

Tax Risks

      Failure of the trust to qualify as a real estate investment trust would increase our tax liability. Qualifying as a real estate investment trust, or REIT, requires compliance with highly technical and complex tax provisions that courts and administrative agencies have interpreted only to a limited degree. Due to the complexities of our ownership structure and operations, the Trust is more likely than are other REITs to face interpretative issues for which there are no clear answers. Also, facts and circumstances that we do not control may affect the Trust’s ability to qualify as a REIT. The Trust believes that since the taxable year ended December 31, 1995, it has qualified as a REIT under the Internal Revenue Code of 1986, as amended. The Trust intends to continue to operate so as to qualify as a REIT. However, the Trust cannot assure you that it will continue to qualify as a REIT. If the Trust failed to qualify as a REIT for any prior tax year, the Trust would be liable to pay a significant amount of taxes for those years. Similarly, if the Trust fails to qualify as a REIT in the future, our liability for taxes would increase.

      Additional legislation could eliminate or reduce certain benefits of our structure. On January 6, 1999, we consummated a reorganization pursuant to an Agreement and Plan of Restructuring dated as of September 16, 1998, as amended, among the Corporation, ST Acquisition Trust, a wholly owned subsidiary of the Corporation, and the Trust. Pursuant to the reorganization, the Trust became our subsidiary and we hold all its outstanding Class A shares. The reorganization was proposed in response to the Internal Revenue Service Restructuring and Reform Act of 1998, or H.R. 2676, which made it difficult for us to acquire and operate additional hotels while still maintaining our former status as a “grandfathered paired share real estate investment trust.” While we believe that the reorganization was the best alternative in light of H.R. 2676 and that our new structure does not raise the same concerns that led Congress to enact such legislation, no assurance can be given that additional legislation, regulations or administrative interpretations will not be adopted that could eliminate or reduce certain benefits of the reorganization and have a material adverse effect on our results of operations, financial condition and prospects.

Risks Relating to So-Called “Acts of God” and War

      Our financial and operating performance may be adversely affected by so-called “acts of God,” such as natural disasters, in both locations where we own and/or operate significant properties and areas of the world from which we draw a large number of customers. Some types of losses, such as from earthquakes and environmental hazards may be either uninsurable or too expensive to justify insuring against. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a hotel or resort, as well as the anticipated future revenue from the hotel or resort. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Similarly, wars, political unrest and other forms of civil strife have caused in the past, and may cause in the future, our results to differ materially from anticipated results.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

      Certain information included or incorporated by reference in this prospectus, any prospectus supplement and other documents filed with the SEC may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. We disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include the risk factors discussed above.

USE OF PROCEEDS

      Unless we specify otherwise in a prospectus supplement, the net proceeds from the sale of securities we offer will be used for general corporate purposes or to refinance existing debt obligations. Until so utilized, we expect to invest such net proceeds in interest-bearing time deposits or short-term marketable securities. We will not receive any proceeds from the sale of securities by a selling securityholder.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED

CHARGES AND PREFERRED STOCK DIVIDENDS

      Our consolidated ratios of earnings to fixed charges and of earnings to fixed charges and preferred stock dividends for each of the periods indicated are as set forth in the table below.

Six Months Ended
	Year Ended December 31,					June 30,

	2000	1999	1998(b)	1997(c)	1996(c)	2001	2000

Ratio of earnings to fixed charges	2.23x	1.92x	1.25x	(a)	3.62x	2.21x	2.06x

Ratio of earnings to fixed charges and preferred stock dividends	2.23x	1.92x	1.25x	(a)	3.62x	2.21x	2.06x

(a)	Earnings to cover fixed charges were insufficient by $78 million.

(b)	Represents the results of ITT Corporation (now Sheraton Holding Corp.) and the results of the Company (inclusive of Westin Hotel Company) for the period from the closing of the ITT Corporation merger (February 23, 1998) through December 31, 1998.

(c)	Represents the results of ITT Corporation (now Sheraton Holding Corp.).

      Our ratios of earnings to fixed charges and of earnings to fixed charges and preferred stock dividends of the Trust for each of the periods indicated are as set forth in the table below.

	Year Ended		Period From	Six Months Ended
	December 31,		February 23 to	June 30,
December 31,
	2000	1999	1998	2001	2000

Ratio of earnings to fixed charges	12.37x	8.80x	13.76x	11.50x	12.45x

Ratio of earnings to fixed charges and preferred stock dividends	12.37x	8.80x	13.76x	11.50x	12.45x

      “Earnings” consist of income from continuing operations before income taxes, minority equity in net income, amortization of interest capitalized, distributions in excess of equity earnings and losses and fixed charges. “Fixed charges” consist of interest expense (including interest costs capitalized) and other financing charges.

DESCRIPTION OF DEBT SECURITIES

      The debt securities will have the terms described in this prospectus unless the prospectus supplement describes different terms.

      Each series of debt securities will be issued under an indenture between the Corporation and a trustee chosen by us. The trustee for each series of debt securities will be identified in the applicable prospectus supplement. The indenture is a contract between us and the trustee. The trustee serves two principal roles:

•	the trustee can enforce your rights against us if an Event of Default described below occurs; and

•	the trustee performs various administrative duties.

      The following description is a summary of selected provisions relating to the debt securities and the indenture. The summary is not complete. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part. You should not rely on this summary, because the indenture and not this summary defines your rights as a holder of the debt securities. When debt securities are offered in the future, the prospectus supplement will explain the particular terms of those securities and the extent to which these general provisions may apply. Capitalized terms used in the summary have the meanings specified in the indenture.

General

      The debt securities will be either senior debt securities or subordinated debt securities. Unless otherwise specified in the applicable prospectus supplement, any senior debt securities we offer will be unsecured obligations of the Corporation and will rank on an equal basis with all other unsecured debt obligations of the Corporation. The indenture does not limit the total principal amount of debt securities that we can issue. We may issue the debt securities in one or more series as we may authorize from time to time. In addition, we may “reopen” a previous issue of debt securities by issuing additional debt securities of that series.

      A prospectus supplement and a supplemental indenture (or resolutions of our board of directors in lieu of a supplemental indenture) relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities or a combination thereof;

•	the dates on which the principal and premium, if any, of the debt securities will be payable;

•	the interest rate (or method of determining the rate) that the debt securities will bear and the interest payment dates for the debt securities;

•	the place where we will pay (or the method of payment of) principal, premium and interest on the debt securities;

•	any optional redemption periods and prices and any specific terms or conditions related to optional redemptions and the method of selection of debt securities if less than all of the debt securities of the series are redeemed;

•	whether we will issue the debt securities in registered or bearer form;

•	any special provisions relating to bearer securities or global securities representing individual bearer securities;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any rights of the holders of the debt securities to convert or exchange the debt securities into or for other securities or property and the terms and conditions governing such conversion or exchange, including the initial conversion or exchange price or rate and the conversion or exchange period and any applicable limitations on the ownership or transferability of any securities receivable on conversion or exchange;

•	the denominations in which we will issue the debt securities, if other than $1,000 and any integral multiple thereof;

•	the manner in which we will determine the amounts of principal, premium or interest payments on the debt securities if these amounts may be determined by reference to an index or based on a formula;

•	if prior to maturity the actual principal amount of the debt securities payable at maturity is not determinable, the manner in which we will determine the deemed principal amount of the debt securities payable at maturity;

•	any changes or additions to the defeasance or discharge provisions;

•	the currency in which we will pay principal, premium and interest on the debt securities if other than the United States dollar;

•	if other than the entire principal amount, the portion of the principal amount of the debt securities (a) payable if the maturity of the debt securities is accelerated or (b) provable in bankruptcy;

•	whether payment of principal, premium and interest will be with or without deduction for, and with or without reimbursement of, taxes, assessments or governmental charges;

•	any provisions relating to any security provided for the debt securities;

•	any changes in or additions to the Events of Default (as defined below);

•	whether we will issue the debt securities in the form of global securities and the terms and conditions of the global securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars with respect to the debt securities;

•	any changes or additions to the covenants described below; and

•	any other terms of the debt securities.

      We may issue debt securities at a discount below their stated principal amount. Even if we do not issue the debt securities below their stated principal amount, for United States federal income tax purposes the debt securities may be deemed to have been issued with a discount because of certain interest payment characteristics. We will describe in a prospectus supplement the United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount. We will also describe in a prospectus supplement any special United States federal income tax considerations or other restrictions or terms applicable to the debt securities being issued, including, as applicable, securities issuable in bearer form, offered exclusively to foreigners or denominated in a foreign currency.

      We may issue debt securities in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons. Unless specified in the prospectus supplement, the debt securities will be in fully registered form without coupons. In addition, we may issue debt securities in the form of one or more global securities as described below.

Registration, Transfer and Payment

      Principal of, premium, if any, and interest, if any, on fully registered securities will be payable at the place or places we designate for such purpose, or we may pay interest by check mailed to the persons in whose names the securities are registered at the close of business on the day or days specified in the prospectus supplement accompanying this prospectus. The principal of, premium, if any, and interest, if any, on debt securities in other forms will be payable in the manner and at the place we designate as specified in the applicable prospectus supplement.

      You may present fully registered securities for transfer or exchange at the corporate trust office of the trustee or any other office or agency we maintain for that purpose, without the payment of any service charge except for any tax or governmental charge incidental to the transfer or exchange. Provisions for the transfer or exchange of securities in other forms will be set forth in the applicable prospectus supplement.

Global Securities

      We may issue the debt securities in whole or in part in the form of one or more global securities. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of such security. We will deposit global securities with the depositary identified in the prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole to certain nominees of the depositary or to a successor depositary or nominee of a successor depositary.

      We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in a prospectus supplement. We expect that the following provisions will generally apply to our depositary arrangements.

      Ownership of beneficial interests in a global security will be limited to “participants” or persons that may hold interests through participants. The term “participants” means institutions that have established accounts with the depositary or its nominee. Upon the issuance of a global security, and the deposit of the global security with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of participants. The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. If we offer and sell the debt securities directly or through agents, either we or our agents will designate the accounts. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities. Such laws may impair the ability to transfer beneficial interests in a global security.

      Principal of, any premium on and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. We and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security for all purposes, including for paying principal, premium and interest. Except as set forth below, owners of beneficial interests in a global security will not:

•	be entitled to have the debt securities represented by the global security registered in their names;

•	receive or be entitled to receive physical delivery of the debt securities in definitive form; or

•	be considered the owners or holders of the debt securities.

Therefore, we and the trustee do not have any direct responsibility or liability for the payment of principal of, premium, if any, on or interest, if any, on any debt securities represented by a global security to owners of beneficial interests in the global security.

      We expect that the depositary or its nominee, upon receipt of any payments, will on the same date credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary’s or its nominee’s records. We also expect that payments by participants to owners of beneficial interest in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in “street names” and will be the responsibility of these participants and will not be the responsibility of the depositary or its nominee, the trustee or us. We or the trustee are responsible only for paying principal, premium, if any, and interest, if any, to the depositary or its nominee. The depositary or its nominee and the direct and indirect participants are responsible for disbursing these payments to the owners of beneficial interests in the global securities.

      If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue individual debt securities in exchange for the global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities and, in such event, will issue debt securities of such series in exchange for the global security.

      Neither we, nor the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. No such person will be liable for any delay by the depositary or any of its participants in identifying the owners of beneficial interests in a global security, and we, the trustee and any paying agent may conclusively rely on instructions from the depositary or its nominee for all purposes.

Subordination

      Senior debt securities will rank on an equal basis with all other unsecured debt obligations of the Corporation except subordinated debt.

      Subordinated debt securities will rank subordinated and junior in right of payment, to the extent set forth in the prospectus supplement relating to the subordinated debt securities, to all “senior debt” (which will be defined in the applicable prospectus supplement) of the Corporation.

      If the Corporation defaults in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, the Corporation cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

      If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to the Corporation, its creditors or its property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

      Furthermore, if the Corporation defaults in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the indenture, holders of all senior debt will first be entitled to receive payment in full in cash before holders of the subordinated debt can receive any payments.

Covenants

      Unless the applicable prospectus supplement specifies that one or more of the following covenants does not apply, we will comply with the covenants described below. Debt securities may have additional or different covenants as specified in the applicable prospectus supplement.

      The indenture requires us and our “Restricted Subsidiaries” to comply with certain restrictive covenants as described below. The indenture does not require us to maintain any Restricted Subsidiaries and we do not intend to maintain any Restricted Subsidiaries. Accordingly, if we elect not to maintain any Restricted Subsidiaries, the indenture will not provide any limitations on the activity of any of our subsidiaries (including the Trust). However, the indenture contains certain provisions applicable to any subsidiaries maintained as Restricted Subsidiaries, and such provisions are described below.

      Sale and Lease-back. The indenture provides that neither we nor any Restricted Subsidiary may enter into any sale and lease-back transaction (except for temporary leases of a term of not more than three years and except for leases between the Corporation and a Restricted Subsidiary or between Restricted Subsidiaries) involving the leasing by the Corporation or any Restricted Subsidiary of any Principal Property, more than 120 days after the acquisition thereof or the completion of construction and commencement of full operation thereof, unless either:

•	we apply an amount equal to the greater of the fair value (as determined by our board of directors) of such property or the net proceeds of such sale, within 120 days, to the retirement of the debt securities or other indebtedness ranking on a parity with the debt securities, or to the acquisition, construction, development or improvement of properties, facilities or equipment used for operating purposes which are, or upon such acquisition, construction, development or improvement will be, a Principal Property or a part thereof, or

•	at the time of entering into such transaction, such Principal Property could have been subjected to a mortgage-securing indebtedness, in a principal amount equal to the Capitalized Lease-back Obligation with respect to such Principal Property under the next to last bullet point of the provision for limitations on liens referred to below without securing the debt securities as contemplated by that provision.

      Liens. The indenture prohibits the Corporation and its Restricted Subsidiaries from creating any mortgages or other liens upon any Principal Property (without securing the debt securities equally and ratably with all other indebtedness secured thereby), with the following exceptions:

•	mortgages or other liens on any such property acquired, constructed or improved by the Corporation or a Restricted Subsidiary to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement or any mortgage or other lien on any such property existing at the time of acquisition thereof;

•	any mortgage or other lien on any property of another company existing at the time it is acquired by merger, consolidation or acquisition of substantially all of its stock or its assets;

•	pledges or deposits to secure payment of workers’ compensation or insurance premiums, or relating to tenders, bids, contracts (except contracts for the payment of money) or leases;

•	pledges or liens in connection with tax assessments or other governmental charges, or as security required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or right;

•	pledges or liens to secure a stay of process in proceedings to enforce a contested liability, or required in connection with the institution of legal proceedings or in connection with any other order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge, or deposits with a governmental agency entitling the Corporation or a Restricted Subsidiary to maintain self-insurance or to participate in other specified insurance arrangements;

•	mechanics’, carriers’, workmen’s and other like liens;

•	encumbrances in favor of the U.S. Government to secure progress or advance payments;

•	mortgages or other liens securing any indebtedness incurred to finance the cost of property leased to the U.S. Government at a rental rate sufficient to pay the principal of and interest on such indebtedness;

•	mortgages or other liens securing indebtedness of a Restricted Subsidiary to the Corporation or to a Restricted Subsidiary;

•	mortgages or other liens affecting property securing indebtedness of a governmental authority issued to finance the cost of a pollution control program with respect to operations of the Corporation or a Restricted Subsidiary;

•	renewals, extensions and replacements of any permitted mortgage, lien, deposit or encumbrance, provided the amount secured is not increased;

•	mortgages or other liens on any such property existing on the date of the indenture;

•	the creation of any other mortgage, pledge or other lien if, after giving effect to the creation thereof, the total of (i) the aggregate principal amount of indebtedness of the Corporation and its Restricted Subsidiaries secured by all mortgages, pledges or other liens created under this provision, plus (ii) the aggregate amount of Capitalized Lease-back Obligations of the Corporation and its Restricted Subsidiaries under the entire unexpired terms of all leases entered into in connection with sale and lease-back transactions which would have been precluded by the provision for limitations on such transactions described above, but for the satisfaction of the condition referred to in the second bullet point of the description of the provision above, will not exceed an amount equal to 15% of Consolidated Net Tangible Assets; and

•	any other exceptions provided in an applicable prospectus supplement.

      The lease of any property and rental obligations thereunder (whether or not involving a sale and lease-back and whether or not capitalized) shall not be deemed to create a lien. The sale or other transfer of (a) timber or other natural resources in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such resources, or (b) any other interest in property of the character commonly referred to as a “production payment,” shall not be deemed to create a lien.

      Consolidation, Merger or Sale. The indenture provides that, except as otherwise provided in any prospectus supplement, the Corporation may consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, if among other things:

•	the resulting, surviving or transferee person (if other than the Corporation) assumes all our obligations under the debt securities and the indenture; and

•	the Corporation or such successor person is not immediately thereafter in default under the indenture.

      Upon the assumption of the Corporation’s obligations by such a person upon the sale of all or substantially all the assets in compliance with the indenture, the Corporation shall be discharged from all obligations under the debt securities and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions could constitute a “change in control,” as described in any prospectus supplement, permitting each holder to require the Corporation to purchase the debt securities of such holder as described in any prospectus supplement.

      Designation of Restricted Subsidiaries and Unrestricted Subsidiaries. Our board of directors may at any time designate a Restricted Subsidiary as an Unrestricted Subsidiary or rescind the designation of an Unrestricted Subsidiary as such. Any subsidiary may be the subject of a series of such designations and rescissions, without limitation, except that:

•	a subsidiary may not become an Unrestricted Subsidiary if, upon the effectiveness thereof, it would own any capital stock of, or hold any indebtedness of, any Restricted Subsidiary; and

•	an Unrestricted Subsidiary may not become a Restricted Subsidiary unless such subsidiary has outstanding no lien upon its property which such subsidiary would be prohibited, under the restriction on liens described above, from creating immediately after it becomes a Restricted Subsidiary and, with certain exceptions, such subsidiary is not a party to any lease which it would have been prohibited, under the restriction on sale and lease-back transactions described above, from entering into had it been a Restricted Subsidiary at the time it entered into such lease.

      Certain Definitions Used in the Covenants. Set forth below are certain definitions used in the indenture.

      “Capitalized Lease-back Obligation” means the total net rental obligations of the Corporation or a Restricted Subsidiary under any lease entered into as part of a sale and lease-back transaction involving a Principal Property discounted to present value at the rate of 9% per annum.

      “Consolidated Net Tangible Assets” means the total of all assets appearing on the consolidated balance sheet of the Corporation and its Restricted Subsidiaries prepared in accordance with accounting principles generally accepted in the United States as of a date not more than 90 days prior to the date as of which the Consolidated Net Tangible Assets are to be determined, but excluding:

•	the book amount of all separated intangible assets,

•	all depreciation, valuation and other reserves,

•	current liabilities,

•	any minority interest in the stock and surplus of Restricted Subsidiaries,

•	investments in subsidiaries that are not Restricted Subsidiaries,

•	deferred income and deferred liabilities, and

•	other items deductible under accounting principles generally accepted in the United States.

      “Principal Property” means any single property owned by the Corporation or a Restricted Subsidiary having a gross book value in excess of 2% of Consolidated Net Tangible Assets, except any property or portion of a property that our board of directors by resolution declares is not of material importance to the total business conducted by us and our Restricted Subsidiaries as an entirety.

      “Restricted Subsidiary” means any subsidiary other than an Unrestricted Subsidiary.

      “Unrestricted Subsidiary” means

•	any subsidiary 50% or less of the voting stock of which is owned directly by the Corporation and/or one or more Restricted Subsidiaries or

•	any subsidiary designated as an Unrestricted Subsidiary by our board of directors.

Modification and Waiver

      The indenture (including the terms and conditions of the debt securities) may be modified or amended by us and the trustee, with respect to any series of debt securities, without the consent of the holder of such series of debt securities, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of the debt securities of such series;

•	surrendering any right or power conferred upon us in respect of such series;

•	providing for the assumption of our obligations to the holders of the debt securities of such series in the case of a permitted merger, consolidation, conveyance, transfer or lease;

•	complying with the requirements of the SEC in connection with the registration of the debt securities of such series under the Securities Act and the qualification of the indenture under the Trust Indenture Act, provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of the debt securities of such series in any material respect; and

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not materially adversely affect the interests of the holders of the debt securities of such series.

      Modifications and amendments to the indenture or to the terms and conditions of the debt securities of such series may also be made, and past defaults by us may be waived, either:

•	with the written consent of the holders of at least a majority in aggregate principal amount at maturity of the debt securities of such series at the time outstanding; or

•	by the adoption of a resolution at a meeting of holders by at least a majority in aggregate principal amount at maturity of the debt securities of such series represented at such meeting.

      However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each debt security so affected:

•	change the stated maturity of such debt security;

•	reduce the principal amount at maturity, redemption price or purchase price on such debt security;

•	change the currency of payment of such debt security or interest thereon;

•	reduce the percentage in aggregate principal amount at maturity of any debt security outstanding necessary to modify or amend the indenture or to waive any past default; or

•	impair the right to institute suit for the enforcement of any payment with respect to such debt security.

Events of Default

      The indenture provides that the following are “Events of Default” with respect to any series of the debt securities issued thereunder:

•	default in the payment of the principal of (or premium, if any, on) any debt security of such series when and as the same shall be due and payable;

•	default for 30 days in the payment of any installment of interest on any debt security of such series;

•	default in the deposit of any sinking fund payment when and as due and payable on the terms of any debt securities of such series;

•	default for 60 days after notice in the performance of any other covenant in respect of the debt securities of such series contained in the indenture;

•	acceleration of certain debt instruments of at least $100,000,000 aggregate principal amount of the Corporation, which acceleration shall not have been rescinded or annulled within 30 days after notice;

•	certain events in bankruptcy, insolvency or reorganization of the Corporation; or

•	any other event of default described in the prospectus supplement for such series.

      An Event of Default with respect to any particular series of debt securities issued under an indenture does not necessarily constitute an Event of Default with respect to any other series of debt securities issued under such indenture. The trustee may withhold notice to the holders of any debt securities of any default (except in the payment of principal or interest) if it considers such withholding is in the interests of such holders.

      If an Event of Default with respect to any series of debt securities shall have occurred and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of such series of debt securities may declare the principal of all the debt securities of such series to be due and payable immediately; provided, however, that subject to certain conditions, any such declaration and its consequences may be rescinded and annulled by the holders of not less than a majority in aggregate principal amount of the debt securities of such series.

      The indenture will require the Corporation to file annually with the trustee a certificate, signed by a specified officer, stating whether or not such officer has obtained knowledge of any default by the Corporation in the performance, observance or fulfillment of any condition or covenant of such indenture, and, if so, specifying each such default and the nature thereof.

      Subject to provisions relating to its duties in case of a default, a trustee shall be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders shall have offered to such trustee reasonable indemnity.

      Subject to such provisions for indemnification, the holders of a majority in principal amount of the debt securities of any series may direct the time, method and place of conducting any proceeding or any remedy available to the appropriate trustee, or exercising any trust or power conferred upon such trustee, with respect to the debt securities of such series.

Satisfaction and Discharge of the Indenture; Defeasance

      With certain exceptions, the Corporation may satisfy and discharge its obligations under the indenture with respect to any series of debt securities:

•	by delivering to the trustee for cancellation all outstanding debt securities of such series or by depositing with the trustee cash or securities (as applicable under the terms of the indenture) sufficient to pay and discharge the entire indebtedness evidenced by the outstanding debt securities of such series that have not then been delivered to the trustee for cancellation when or after such securities have become due and payable; and

•	by paying all other sums payable by the Corporation under the indenture with respect to the debt securities of such series.

      Under federal income tax law as of the date of this prospectus, such deposit and discharge may be treated as a disposition of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis in the debt securities and the amount of cash plus the fair market value of any property received upon such disposition. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisors as to the tax consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

      A series of debt securities may have no conditions for defeasance or may have additional or different conditions for defeasance as described in the applicable prospectus supplement.

The Trustee

      We may appoint a separate trustee for any series of debt securities. We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business and the trustee may own debt securities and serve as trustee under our other indentures.

Governing Law

      The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF STOCK

Equity Capitalization of the Corporation and the Trust

      The Corporation. The Corporation is authorized to issue one billion shares of common stock, par value $0.01 per share (“Corporation Shares”). The Corporation is also authorized to issue:

•	50 million shares of excess common stock, par value $0.01 per share (“Excess Corporation Common Stock”);

•	200 million shares of preferred stock, par value $0.01 per share (“Corporation Preferred Shares”). Corporation Preferred Shares are issuable in classes or series with such rights, preferences, privileges and restrictions as our board of directors may determine, including voting rights, redemption provisions, dividend rates, liquidation preferences and conversion rights; and

•	100 million shares of excess preferred stock, par value $0.01 per share (“Excess Corporation Preferred Stock” and, together with the Excess Corporation Common Stock, the “Excess Corporation Stock”).

      As of June 30, 2001, 199,418,839 Corporation Shares were issued and outstanding, and no shares of Corporation Preferred Shares or Excess Corporation Stock had been issued.

      The Trust. The Trust is authorized to issue one billion Class B Shares, par value $0.01 per share (“Class B Shares”). The Trust is also authorized to issue:

•	five thousand Class A Shares, par value $0.01 per share (“Class A Shares”);

•	200 million Excess Trust Shares, par value $0.01 per share (“Excess Common Trust Shares”);

•	30 million Class A Exchangeable Preferred Shares, par value $0.01 per share (“Class A EPS”);

•	15 million Class B Exchangeable Preferred Shares, par value $0.01 per share (“Class B EPS”);

•	55 million Trust Preferred Shares, par value $0.01 per share (“Trust Preferred Shares”). Trust Preferred Shares are issuable in classes or series with such rights, preferences, privileges and restrictions as the Trust’s board of trustees may determine, including voting rights, redemption provisions, dividend rates, liquidation preferences and conversion rights; and

•	50 million Excess Preferred Shares, par value $0.01 per share (“Excess Preferred Trust Shares” and, together with the Excess Common Trust Shares, the “Excess Trust Shares”).

      As of June 30, 2001, 100 Class A Shares, 199,418,839 Class B Shares, 549,951 Class A EPS and 1,094,934 Class B EPS were issued and outstanding, and no Excess Trust Shares had been issued.

Shares

      General. Each Corporation Share is attached to and is traded on the New York Stock Exchange (the “NYSE”) with one Class B Share. We refer to such attached shares as “Shares.” Shares are listed for trading on the NYSE under the symbol “HOT.” Any additional Shares we issue will also be listed on the NYSE.

      Voting Rights. Each Corporation Share is entitled to one vote in the election of directors and other matters; Class B Shares are not entitled to vote, except upon any amendment, alteration or repeal of any provision of the declaration of trust of the Trust that materially and adversely affects the rights of holders of Class B Shares disproportionately to the effect on holders of Class A Shares. Holders of Shares are not entitled to cumulative voting rights in the election of directors.

      Dividends. Subject to certain conditions and to the prior rights of holders of preferred shares of the Trust (including Class A EPS and Class B EPS), holders of Shares will be entitled to receive a non-cumulative dividend on the Class B Share component of their Shares if and when the dividend is authorized by the board of trustees of the Trust. The dividend may not be paid under certain circumstances. Holders of Shares may receive dividends on the Corporation Shares component of their Shares if and when declared by our board of directors. In February 2001, we announced that our board of trustees planned to increase the annual dividend rate for 2001 to $0.80. Certain of our debt instruments restrict the ability of the Trust to declare and pay cash dividends.

      Other Rights. Holders of Shares have no conversion, sinking fund, redemption or preemptive rights to subscribe for any securities of the Trust or the Corporation, as the case may be. Subject to the rights of Class A EPS, Class B EPS, Class A Shares and any other preferred shares and/or excess shares, Shares will have equal dividend, distribution, and other rights, and will have a liquidation preference equal to 10% of the assets of the Trust legally available for liquidating distributions subject to certain adjustments. The Shares will have no preference, exchange, or appraisal rights except as expressly required by the Maryland laws governing real estate investment trusts formed under Maryland law and corporations formed under the Maryland General Corporation Law (the “MGCL”).

      Fully Paid. All outstanding Shares are fully paid and nonassessable.

      Registrar and Transfer Agent. The registrar and transfer agent for the Shares is ChaseMellon Shareholder Services, Los Angeles, California.

Intercompany Agreement

      The Trust and the Corporation have entered into an Amended and Restated Intercompany Agreement dated as of January 6, 1999, pursuant to which all outstanding Class B Shares and Corporation Shares are attached on a one-to-one basis and trade as a Share. The following is a summary of certain provisions of the Intercompany Agreement. This summary is not complete. We have filed the Intercompany Agreement as an exhibit to the Trust’s Form 8-A filed with the SEC on December 21, 1998. You should not rely on this summary, because the Intercompany Agreement and not this summary defines your rights as a holder of Shares.

      Transfer of Shares. Under the Intercompany Agreement, Class B Shares are transferable only with an equal number of Corporation Shares, and Corporation Shares are transferable only with an equal number of Class B Shares. Certificates evidencing Class B Shares and Corporation Shares are required by the Intercompany Agreement to include a reference to this transfer restriction. The declaration of trust of the Trust and the charter of the Corporation contain similar restrictions on the transfer of Class B Shares and Corporation Shares, as well as other restrictions on the transfer and ownership of Class B Shares and Corporation Shares. The Intercompany Agreement also provides that all Excess Trust Shares and all shares of Excess Corporation Stock that may be issued in respect of Class B Shares and Corporation Shares will be attached in the same manner as the Class B Shares and Corporation Shares are attached.

      Issuance of Shares. Under the Intercompany Agreement, the Trust may not issue Class B Shares and the Corporation may not issue Corporation Shares unless provision is made for the acquisition by the same person of the same number of shares of the other entity.

      Share Dividends, Reclassifications and other Similar Events. Neither the Trust nor the Corporation may issue any securities convertible into Class B Shares or Corporation Shares or issue any rights or warrants to purchase Class B Shares or Corporation Shares, unless the other entity concurrently takes the same action. If the Trust or the Corporation declares or pays a distribution payable in Class B Shares or Corporation Shares or subdivides, combines or reclassifies such shares, the number and class of securities that are attached to and trade with one another will be appropriately adjusted.

      Exchange Rights. After January 6, 2004, or earlier if certain events occur and are continuing, the Corporation has the right to exchange Class B Shares for cash, Corporation Shares or other property. After exercising this right, the Corporation may transfer the Class B Shares it has received in the exchange without requiring the transferee to acquire any Corporation Shares and may amend the Intercompany Agreement to adjust the number and classes of securities comprising a Share without the consent of the board of trustees.

      Amendment. The Intercompany Agreement may be amended by the board of trustees and the board of directors, provided that an amendment materially and adversely affecting the exchange rights pertaining to the Class B Shares must be approved by a majority of the outstanding Class B Shares.

Class A Shares

      Starwood Hotels & Resorts Holdings, Inc., a wholly owned subsidiary of the Corporation, is the sole holder of all outstanding Class A Shares, which are not registered with the SEC and do not trade on any exchange.

      Dividends. Subject to the prior rights of Class B Shares, Class A EPS and Class B EPS and other preferred shares of the Trust, holders of Class A Shares may receive dividends if and when declared by the board of trustees of the Trust. Dividends on Class A Shares may be paid in cash, shares or other form.

      Voting Rights. Each Class A Share is entitled to one vote in the election of trustees and other matters and has the right to vote on any amendment, alteration or repeal of any provision of the declaration of trust of the Trust that materially and adversely affects the rights of the holders of the Class A Shares. Holders of Class A Shares are not entitled to cumulative voting rights in the election of trustees. Accordingly, Starwood Hotels & Resorts Holdings, Inc., as the sole holder of the Class A Shares, will be the only person entitled to vote in the election of trustees of the Trust.

      Fully Paid. All outstanding Class A Shares are fully paid and nonassessable.

      Other Rights. Holders of Class A Shares have no conversion, sinking fund, redemption or preemptive rights to subscribe for any securities of the Trust. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Trust, and after the payment in full of any liquidation preference of any outstanding shares of beneficial interest in the Trust (other than shares that do not entitle the holders to a liquidation preference with respect to the Class A Shares), including the Class A EPS and Class B EPS, holders of Class A Shares will be able to receive certain preferential liquidating distributions.

Trust Preferred Shares

      The following sets forth certain general terms and provisions of our outstanding Trust Preferred Shares.

  Class A EPS

      Dividend Rights. The holders of Class A EPS are entitled to receive a preferred dividend based on the payment (with certain exceptions) of any dividend on the Corporation Shares or any liquidating distribution in respect of the Corporation Shares, and participate in any dividend paid on the Class B Shares (with certain exceptions). These dividends accrue automatically and are cumulative from the date on which they accrue. No dividend on the Class B Shares may be declared unless each share of Class A EPS receives a corresponding dividend.

      Liquidation Rights. If the Trust liquidates, dissolves or winds up its business, either voluntarily or involuntarily, the holders of Class A EPS will be entitled to receive a liquidating distribution in an amount equal to the Class A Liquidation Preference described below and to participate on the basis described below in any liquidating distribution to holders of Class B Shares. Holders of Class A EPS have the right to receive these distributions prior to any distribution or payment to holders of Class B Shares or any other class or series of shares of beneficial interest in the Trust ranking junior to the Class A EPS. The “Class A Liquidation Preference” of a share of Class A EPS as of any date equals the sum of (x) the fair market value as of such date of the number of Class A Underlying Corporation Shares (as defined below) for which each Class A EPS is exchangeable as of such date plus (y) the amount of any accrued but unpaid preferred dividends in respect of each share of Class A EPS. In addition, the holders of Class A EPS will be entitled to participate ratably with the holders of Class B Shares in any liquidating distributions to such holders. For such purpose, each share of Class A EPS will be deemed to represent a number of Class B Shares equal to the number of Class A Underlying Trust Shares (as defined below) for which each share of Class A EPS is then exchangeable.

      Exchange Rights. Shares of Class A EPS are exchangeable for Shares at any time at the option of the holder based on a one-to-one exchange ratio; provided, however, that we may instead, at our option, deliver the cash equivalent of some or all of such Shares. In addition, under some circumstances we may either deliver a promissory note in lieu of cash, or may publicly offer and sell Shares and deliver the proceeds of the offering; if we elect either of these options the holder of Class A EPS may elect to withdraw its exchange request. The exchange ratio of shares of Class A EPS for Shares is subject to adjustment from time to time based on the occurrence of stock dividends, stock splits, reverse stock splits and other similar events in respect of the Shares. The number of Shares for which each share of Class A EPS is exchangeable at any given time has two components: the Corporation Share component is referred to as the “Class A Underlying Corporation Share” and the Class B Share component is referred to as the “Class A Underlying Trust Share.” In addition, if holders of Class B Shares or Corporation Shares should be entitled to receive securities or other assets with respect to or in exchange for Class B Shares or Corporation Shares as a result of:

•	a capital reorganization or reclassification of the Class B Shares or the Corporation Shares;

•	a consolidation or merger of the Trust or the Corporation with another entity; or

•	the sale, transfer, or lease of assets of the Trust or the Corporation to another person,

then, as a condition of such transaction, the Class A EPS will become exchangeable for the kind and amount of securities or other assets which such holders would have been entitled to receive if they had exchanged their Class A EPS immediately prior to the effective date of such transaction. If there are any accrued but undeclared dividends on any Class A EPS being exchanged, the number of Shares to be delivered will be increased accordingly.

      Voting Rights. Except as required by law, the holders of Class A EPS are entitled to vote on any matter on which the holders of Class B Shares are entitled to vote. Each share of Class A EPS will entitle the holder to cast a number of votes equal to the largest whole number of Class A Underlying Trust Shares for which such shares of Class A EPS could be exchanged at such time.

  Class B EPS

      Dividend Rights. The holders of Class B EPS are entitled to:

•	receive a preferred dividend based on the payment (with certain exceptions) of any dividend on the Corporation Shares or any liquidating distribution in respect of the Corporation Shares; and

•	participate in any dividend paid on the Class B Shares (with certain exceptions).

These dividends accrue automatically and are cumulative from the date on which they accrue. No dividend on the Class B Shares may be declared unless each share of Class B EPS receives a corresponding dividend.

      Liquidation Rights. If the Trust liquidates, dissolves or winds up its business, either voluntarily or involuntarily, the holders of Class B EPS will be entitled to receive a liquidating distribution in an amount equal to the Class B Liquidation Preference described below and to participate on the basis described below in any liquidating distribution to holders of Class B Shares. Holders of Class B EPS have the right to receive these distributions prior to any distribution or payment to holders of Class B Shares or any other class or series of shares of beneficial interest in the Trust ranking junior to the Class B EPS. The “Class B Liquidation Preference” of a share of Class B EPS as of any date equals the sum of (x) $38.50 plus (y) the amount of any accrued but unpaid dividends in respect of each share of Class B EPS. In addition, the holders of Class B EPS will be entitled to participate ratably with the holders of Class B Shares in any liquidating distributions to such holders. For such purpose, each share of Class B EPS will be deemed to represent a number of Class B Shares equal to the number of Class B Underlying Trust Shares (as defined below) for which each share of Class B EPS is then exchangeable.

      Exchange or Redemption of Class B EPS at the Option of the Holders. Holders of Class B EPS have the option, at any time prior to January 2, 2004, to exchange their shares for a like number of shares of Class A EPS, subject to adjustment. At any time from and after January 2, 2003, a holder of Class B EPS may require us to do one of two things:

•	redeem the Class B EPS for cash equal to $38.50 plus accrued but unpaid dividends; or

•	convert each share of Class B EPS into a number of shares of Class A EPS equal to (x) $38.50 plus accrued but unpaid dividends, divided by (y) the Underlying Share Value of one share of Class A EPS. As used in this prospectus, “Underlying Share Value” as of a given date means the product of (A) the average closing price of the Shares on the principal national securities exchange on which the shares are listed during the five trading days preceding such date multiplied by (B) the number of Shares for which each share of Class A EPS is then exchangeable.

Prior to January 2, 2004, an exchanging holder may elect whether to receive cash or Shares; after this date, we will have the right to elect whether to deliver cash or Shares.

      Exchange or Redemption of Class B EPS at the Option of the Trust. At any time and from time to time after January 2, 2003, we have the option to redeem the Class B EPS, in whole or in part, for cash or exchange the Class B EPS, in whole or in part, for Class A EPS, although prior to January 2, 2004, we must redeem such shares of Class B EPS for cash and not shares of Class A EPS. Prior to January 2, 2003, the exchange ratio of shares of Class B EPS for shares of Class A EPS is subject to adjustment from time to time based on the occurrence of stock dividends, stock splits, reverse stock splits and other similar events in respect of the Class A EPS. The number of Shares for which each share of Class B EPS is indirectly exchangeable at any given time has two components: the Corporation Share component is referred to as the “Class B Underlying Corporation Share” and the Class B Share component is referred to as the “Class B Underlying Trust Share.” In addition, if holders of Class A EPS should be entitled to receive securities or other assets with respect to or in exchange for Class A EPS as a result of:

•	a capital reorganization or reclassification of the Class A EPS;

•	a consolidation or merger of the Trust or the Corporation with another entity; or

•	the sale, transfer, or lease of assets of the Trust or the Corporation to another person,

then, as a condition of such transaction, the Class B EPS will become exchangeable for the kind and amount of securities or other assets which such holders would have been entitled to receive if they had exchanged their Class B EPS immediately prior to the effective date of such transaction. If there are any accrued but undeclared dividends on any Class B EPS being exchanged, the number of shares of Class A EPS to be delivered will be increased accordingly.

      Special Default Rights. If we default in our exchange or redemption obligations and do not cure such default within 30 days, then:

•	the holders of the Class B EPS will have the right to designate two additional trustees for the Trust;

•	the dividend rate on the Class B EPS will be increased;

•	the holders of Class B EPS will have certain registration rights; and

•	certain redemption or exchange dates will be extended.

Upon the occurrence and during the continuation of any default that remains uncured for 30 days, cumulative dividends will accrue (with certain exceptions) on the $38.50 stated value of the Class B EPS at a rate per annum equal to LIBOR plus 4% and will be payable quarterly.

      Voting Rights. Except as required by law and as described above with respect to the designation of additional trustees, the holders of Class B EPS are entitled to vote on any matter on which the holders of Class B Shares are entitled to vote. Each share of Class B EPS will entitle the holder to cast a number of votes equal to the largest whole number of Class B Underlying Trust Shares for which such shares of Class B EPS could be exchanged at such time.

Description of Offered Preferred Stock

      The following description briefly summarizes the material terms of preferred stock that may be offered under this prospectus, other than pricing and related terms that are disclosed in the accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by the Corporation and/or the Trust which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of the Corporation’s charter and/or the Trust’s declaration of trust and the articles supplementary relating to each particular series of preferred stock for provisions that may be important to you. The articles supplementary relating to the particular series of preferred stock offered by the accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. For a description of our outstanding preferred stock, see “— Trust Preferred Shares.”

      General. Under the Corporation’s charter and the Trust’s declaration of trust, the board of directors of the Corporation and the board of trustees of the Trust are authorized to issue shares of preferred stock of the Corporation or preferred shares of beneficial interest of the Trust (which preferred shares may be referred to in this prospectus as “preferred stock”), respectively, in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

•	the number of shares to be included in the series,

•	the preferences, conversion and other rights, voting powers and terms or conditions of redemption of the shares of the series, and

•	the qualifications, limitations as to dividends and other distributions, or restrictions of the series, except as otherwise stated in the applicable charter documents.

      The Corporation and the Trust may each authorize and issue a series of preferred stock, the shares of which series may be attached and trade together as a unit. Or, the Corporation or the Trust may authorize and issue a series of preferred stock without the issuance by the other entity of a corresponding series. Prior to the issuance of any series of preferred stock, the board of directors or the board of trustees, as applicable, will adopt resolutions creating and designating the series as a series of preferred stock and the Corporation or the Trust, as applicable, will file articles supplementary with the State Department of Assessments and Taxation of Maryland.

      The rights of the holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors and the board of trustees may cause shares of preferred stock to be issued in public or private transactions for any proper corporate or trust purpose. Examples of proper corporate and trust purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to officers, directors and employees of the Corporation and its subsidiaries pursuant to benefit plans or otherwise. Shares of preferred stock issued by the Corporation and/or the Trust may have the effect of rendering more difficult or discouraging an acquisition of us deemed undesirable by our board of directors and board of trustees.

      The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more stock of the Corporation or the Trust, as applicable.

      The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

      Rank. Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to, in the case of the Corporation, the Corporation Shares and, in the case of the Trust, the Class A Shares and Class B Shares, as to dividends and distributions of assets.

      Dividends. Holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by the board of directors or board of trustees, as applicable, out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on the books of the Corporation and/or the Trust or, if applicable, the records of the depositary referred to below under “Description of Depositary Shares,” on the record dates fixed by the board of directors and/or the board of trustees. Dividends on any series of preferred stock may be cumulative or noncumulative.

      The Corporation or the Trust, as applicable, may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock of the Corporation or the Trust, as applicable, that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis, or

•	the then current dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

      Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all series of preferred stock.

      Similarly, the Corporation or the Trust, as applicable, may not declare, pay or set apart for payment non-stock dividends or make other payments on the Corporation Shares, the Class B Shares, the Class A Shares or any other stock of the Corporation or the Trust, as applicable, ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis, or

•	the then current dividend period if the preferred stock pays dividends on a noncumulative basis.

      Conversion and Exchange. The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for Shares.

      Redemption. If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at the option of the Corporation or the Trust, as applicable, or the holder thereof and may be mandatorily redeemed. Any partial redemptions of preferred stock will be made in a way that the board of directors or board of trustees, as applicable, decides is equitable. Unless the Corporation or the Trust, as applicable, defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

      Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or the Trust, as applicable, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including Shares and Class A Shares. If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of available assets of the Corporation or the Trust, as applicable, on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from the Corporation or the Trust, as applicable, after they have received their full liquidation preference.

      Voting Rights. The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the prospectus supplement,

•	as otherwise stated in the articles supplementary for such series, or

•	as required by applicable law.

Ownership Limits; Restrictions on Transfer; Repurchase and Redemption of Shares

      Our governing documents provide (subject to certain exceptions) that no one person or group may own or be deemed to own more than 8% of our outstanding stock or shares of beneficial interest, whether measured by vote, value or number of shares. There is an exception for shareholders who owned more than 8% as of February 1, 1995, who may not own or be deemed to own more than the lesser of 9.9% and the percentage of shares they held on that date, provided, that if the percentage of shares beneficially owned by such a holder decreases after February 1, 1995, such a holder may not own or be deemed to own more than the greater of 8% and the percentage owned after giving effect to the decrease. We may waive this limitation if we are satisfied that such ownership will not jeopardize the Trust’s status as a REIT. In addition, if shares which would cause the Trust to be beneficially owned by fewer than 100 persons are issued or transferred to any person, such issuance or transfer shall be null and void. Any ownership of our capital stock constitutes an on-going agreement to comply with this limitation and to give us written notice of any event that would violate it.

      If a transfer or other event occurs that would, if effective, result in someone owning our capital stock in violation of this 8% limitation, such transfer will be deemed void with respect to the number of shares that would be owned in violation of the 8% limitation. The shares that exceed the limit would automatically be exchanged for Excess Trust Shares or Excess Corporation Stock, as applicable (collectively, “Excess Stock”), to the extent necessary to ensure that the transfer or other event would not result in ownership of our capital stock in excess of the 8% limitation.

      Any Excess Trust Shares and Excess Corporation Stock that we may issue in exchange for Shares will be “attached” in the same manner that the Class B Shares and the Corporation Shares are currently attached. While outstanding, Excess Stock will be held in trust. We will appoint the trustees of the trust, who shall be independent of the Trust, the Corporation and the holder of Excess Stock. The beneficiary of the trust shall be one or more charitable organizations selected by the trustee. If, after the transfer or other event resulting in an exchange of shares in the Trust or the stock of the Corporation for Excess Stock and prior to our discovery of such exchange, dividends or distributions are paid with respect to the capital stock that was exchanged for Excess Stock, then such dividends or distributions are to be repaid to the trustee upon demand.

      While Excess Stock is held in trust, an interest in that trust may be transferred by the trustee only to a person whose ownership of shares in the Trust or the stock of the Corporation will not violate the 8% limitation. At the time of this transfer the Excess Stock will be automatically exchanged for the same number of shares in the Trust or the stock of the Corporation of the same type and class as the shares in the Trust or the stock of the Corporation for which the Excess Stock was originally exchanged. Our governing documents provide that holders of Excess Stock may not receive an amount that reflects any appreciation in the shares in the Trust or the stock of the Corporation for which such Excess Stock was exchanged during the period that such Excess Stock was outstanding. Any excess amount so received must be turned over to the charitable beneficiary of the trust.

      Our governing documents further provide that we may purchase, for a period of 90 days during the time the Excess Stock is held in trust, all or any portion of the Excess Stock from the original transferee-

shareholder at the lesser of the price paid for the shares in the Trust or the stock of the Corporation by the purported transferee and the closing market price for the shares in the Trust or the stock of the Corporation on the date we exercise our option to purchase. The 90-day period begins on the date of the violative transfer if the original transferee-shareholder gives us notice of the transfer or, if no notice is given, on the date we determine that a violative transfer has been made.

      All persons who own or are deemed to own 5% or more, or such other percentage as may be applicable, of our outstanding capital stock must file an affidavit with us before January 30 of each year. In addition, each shareholder upon demand must disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as we deem necessary to comply with our governing documents or applicable laws and regulations.

Anti-Takeover Provisions

      In addition to those described above, certain provisions in our governing documents may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with us rather than pursue non-negotiated takeover attempts.

  Classified Board; Removal of Directors.

      Our board of directors is divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of shareholders, approximately one-third of the members of the board of directors are elected for a three-year term and the other directors remain in office until their three-year terms expire. Furthermore, our governing documents provide that no director may be removed without cause. Any removal for cause requires the affirmative vote of the holders of at least two-thirds of all the votes entitled to be cast for the election of directors.

      Thus, control of the board of directors cannot be changed in one year without removing the directors for cause as described above. Consequently, at least two annual meetings must be held before a majority of the members of the board of directors can be changed. Our charter provides that the charter cannot be amended without the approval of the holders of at least a majority of the outstanding shares entitled to vote thereon.

  Preferred Stock Purchase Rights.

      In order to protect our shareholders from coercive or unfair takeover tactics, on March 15, 1999, we adopted a Rights Agreement. Pursuant to the Rights Agreement, our board of directors declared a distribution of one right to purchase a Share consisting of 1/1000th of one share (a “Preferred Fraction”) of Series A Junior Participating Preferred Stock at an exercise price of $125 per Share, subject to certain antidilution adjustments, for each outstanding Corporation Share. The board of directors also authorized the issuance of one Right for each Corporation Share issued after the record date and before the earliest of:

•	the Distribution Date (as defined below);

•	redemption or exchange of the Rights; and

•	April 5, 2009.

      As of the date of the registration statement of which this prospectus is a part, the Rights (1) are attached to and can be transferred only with the Corporation Shares, (2) are not exercisable, and (3) are represented by the certificates representing the Corporation Shares. The Rights will separate from the Corporation Shares and become exercisable, and the “Distribution Date” will occur, upon the earlier of:

•	10 days following a public announcement that there is an “acquiring person”, which may be a single person or a group of affiliated persons who have acquired beneficial ownership of 15% or more of the Corporation Shares; and

•	10 business days (which we may extend under certain circumstances) after a tender or exchange offer commences that, if consummated, would result in a person or group beneficially owning 15% or more of the Corporation Shares.

      Once a person or group has become an acquiring person, each holder of a Right other than the acquiring person has the right to receive, upon exercise of the Right, Shares having a market value of twice the then-current exercise price of the Right, or, in some cases, cash, property or other of our securities. Similarly, unless specific conditions are met, if after a person or group has become an acquiring person:

•	we engage in a merger or other business combination in which we are not the surviving corporation,

•	we are acquired in a merger or other business combination in which we are the surviving corporation but as a result of the merger or combination, all or a part of the Corporation Shares are converted into securities of another entity, cash or other property, or

•	50% or more of the Corporation’s assets or earning power are sold or otherwise transferred,

then, in any of these events, the Rights will become exercisable for stock of the acquiror having a market value of twice the then-current exercise price of the Rights, or, in some cases, cash or other property.

      We may redeem all the Rights, but not less than all the Rights, at a price of $.01 per Right at any time before the earlier of:

•	10 days after a person or group first becomes an acquiring person; and

•	April 5, 2009.

      We may, at our option, pay the redemption price in cash, Shares or any other form of consideration that we determine is appropriate. Immediately upon our election to redeem the Rights, the right to exercise the Rights will terminate and the only right that a holder of Rights will have will be to receive payment of the redemption price.

      Until a Right is exercised, the holder of a Right, as such, has no rights as a shareholder, including the right to vote or to receive dividends or other distributions.

      The purchase price payable, and the number of Preferred Fractions or other securities issuable, upon exercise of the Rights and the redemption price are subject to adjustment from time to time to prevent dilution under circumstances specified in the Rights Agreement.

      The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of Rights being acquired or approval of our board of directors. The Rights should not interfere with any merger or other business combination approved by our board of directors. A full description of all the terms and conditions of the Rights is contained in a Rights Agreement, which is incorporated into this registration statement by reference and a copy of which was filed with the SEC on March 15, 1999 as an exhibit to our Registration Statement on Form 8-A filed with the SEC on that date. Because this is a summary, it is not a complete description of the provisions governing the Rights. For a complete description of all the terms of the Rights, you should carefully read the complete Rights Agreement.

Maryland Takeover Legislation

      Under the MGCL, certain “business combinations” (including mergers, consolidations, share exchanges, or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between a Maryland corporation or a Maryland real estate investment trust and any person who beneficially owns 10% or more of the voting power of the corporation’s or trust’s shares or an affiliate of the corporation or trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of the corporation or trust or an affiliate thereof, are prohibited or restricted unless exempted. We have exempted all “business combinations” involving any party from the business combination provisions of the MGCL.

      Under Maryland law, under certain circumstances “control shares” of a Maryland corporation or a Maryland real estate investment trust acquired in a “control share acquisition” may have no voting rights. We have exempted all control share acquisitions involving any person from the MGCL.

DESCRIPTION OF DEPOSITARY SHARES AND RECEIPTS

General

      We may, at our option, elect to offer fractional shares of serial preferred stock, rather than full shares of serial preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. We will specify that fraction in the prospectus supplement.

      The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between the Corporation and/or the Trust, as applicable, and a depositary selected by us. The depositary will be a bank or trust company and will have its principal office in the United States and a combined capital and surplus of at least $50 million. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

      The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. We will issue depositary receipts to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering.

      The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the form of the deposit agreement that is filed as an exhibit to this registration statement.

Dividends and Other Distributions

      The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of related depositary shares in proportion to the number of depositary shares owned by those holders.

      If we make a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares

      Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary will select the depositary shares to be redeemed by lot or pro rata as determined by the depositary.

      Depositary shares called for redemption will no longer be outstanding after the applicable redemption date, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

Voting the Preferred Stock

      Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Deposit Agreement

      We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Depositary

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will be required to pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

      The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Miscellaneous

      The depositary will be required to forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

      Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performing in good faith our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons we believe to be competent and on documents we believe to be genuine.

DESCRIPTION OF WARRANTS

      We may issue warrants to purchase debt securities (“debt warrants”), preferred stock (“preferred stock warrants”), or Shares (“common stock warrants” and, collectively with the preferred stock warrants, the “stock warrants”). We may issue warrants independently or together with any other securities we offer pursuant to a prospectus supplement and the warrants may be attached to or separate from the securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent. We will describe additional terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement.

Debt Warrants

      We will describe in the applicable prospectus supplement the terms of the debt warrants being offered, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, which may include the following:

•	the title of the debt warrants;

•	the price or prices at which the debt warrants will be issued;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which the principal amount of the debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of the debt warrants that may be exercised at any time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	a discussion of the material United States federal income tax considerations applicable to the exercise of the debt warrants;

•	the antidilution provisions, if any, and the redemption or call provisions, if any, applicable to the debt warrants; and

•	any other terms of the debt warrants, including terms, procedures and limitations relating to the exercise of the debt warrants.

      Holders may exchange debt warrant certificates for new debt warrant certificates of different denominations, and may exercise debt warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the securities purchasable upon the exercise and will not be entitled to payments of principal, premium or interest on the securities purchasable upon the exercise.

Stock Warrants

      We will describe in the applicable prospectus supplement the terms of the preferred stock warrants or common stock warrants being offered, which may include the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of the warrants issued;

•	the designation and terms of the preferred stock or Shares for which the warrants are exercisable;

•	if applicable, the designation and terms of the preferred stock or Shares with which the warrants are issued;

•	the number of the warrants issued with each Share or share of preferred stock;

•	if applicable, the date on and after which the warrants and the related preferred stock or Share will be separately transferable;

•	the number of Shares or shares of preferred stock purchasable upon exercise of the warrants and the exercise price of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of the warrants that may be exercised at any time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	any antidilution provisions of the warrants;

•	any redemption or call provisions applicable to the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

      Each warrant will entitle the holder of the warrant to purchase for cash at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities, Shares or shares of preferred stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void.

      Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities or shares of preferred stock or Shares purchasable upon the exercise of the warrant. If less than all the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF CONVERTIBLE NOTES

      In order to facilitate an underwritten offering of Shares or any other of our equity securities, underwriters may purchase a series of notes convertible into such Shares or other equity securities (“Convertible Notes”). The Convertible Notes will be automatically converted into Shares or other equity securities (at a conversion price equal to the public offering price of the Shares or such other securities, as the case may be) upon certification to the Convertible Note Trustee (defined below) of the transfer of beneficial ownership of the Convertible Notes to any person or entity which is not an underwriter or a selected dealer in the offering or an affiliate of any of either. The automatic conversion will take place without physical delivery of the Convertible Notes to any transferee of an underwriter, selected dealer or affiliate; such transferee will receive only a certificate for the Shares issued upon such conversion. The structure of such an offering is designed to avoid the possibility that the underwriters, selected dealers and the affiliates of either, or any of them, would acquire 8% or more of the Shares in violation of the 8% ownership limitation.

      Because the Convertible Notes automatically will be converted into Shares upon sale to the public, we do not expect a market for the Convertible Notes to develop. We are providing the following description of the Convertible Notes in the event that any Convertible Notes are acquired and held by any underwriter, selected dealer or affiliate of any of either, in whose hands the Convertible Notes do not automatically convert into Shares.

      We will issue the Convertible Notes under an indenture (the “Convertible Note Indenture”) to be dated as of the date of such underwritten offering between us and the trustee for such notes under the indenture (the “Convertible Note Trustee”). The following statements relating to the Convertible Notes and the Convertible Note Indenture are summaries, do not purport to be complete and are qualified in their entirety by reference to the Convertible Notes and the Convertible Note Indenture.

      The Convertible Notes will not bear interest. The Convertible Notes will be issued in registered form in denominations of the same dollar amount as a multiple of the public offering price of the Shares and will be unsecured, several obligations of the Trust and the Corporation maturing on the date six months after the date of the Convertible Note Indenture. At our option, the maturity date of the Convertible Notes may be extended at any time or from time to time, by written notice to the Convertible Note Trustee prior to the maturity date, including any extension thereof, to a date not later than the second anniversary of the initial maturity date.

      There are no redemption or sinking fund provisions applicable to the Convertible Notes and the Convertible Notes are not subject to our redemption prior to maturity.

      The following are Events of Default under the Convertible Note Indenture:

•	our failure to pay principal owing in respect of any Convertible Note when due;

•	our failure to comply with any of our other agreements in the Convertible Notes or the Convertible Note Indenture, continued for 90 days after notice is given as provided in the Convertible Note Indenture; and

•	certain events of bankruptcy, insolvency or reorganization.

      If an Event of Default occurs and is continuing, either the Convertible Note Trustee or the holders of at least 25% in aggregate principal amount of the Convertible Notes outstanding may declare the entire principal amount of the Convertible Notes to be due and payable immediately.

      The Convertible Note Indenture provides that, subject to the duty of the Convertible Note Trustee during default to act with the required standard of care, the Convertible Note Trustee will be under no obligation to exercise any of its rights or powers under the Convertible Note Indenture unless it shall have received reasonable security and indemnity from the holders of the Convertible Notes against any costs, expenses or liabilities. Subject to such provisions for the indemnification of the Convertible Note Trustee, the holders of a majority in aggregate principal amount of the outstanding Convertible Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Convertible Note Trustee or exercising any trust or power conferred on the Convertible Note Trustee.

      The Convertible Note Indenture does not require us to furnish to the Convertible Note Trustee any periodic evidence as to the absence of any default under the Convertible Note Indenture or our compliance with the terms of the Convertible Note Indenture.

      The Convertible Note Indenture or the Convertible Notes may be amended or supplemented without the consent of the noteholders in certain circumstances and with the consent of holders of at least a majority of the principal amount of the Convertible Notes at the time outstanding, subject to certain exceptions. Any past default, or compliance with any provision may be waived with the consent of the holders of a majority of the principal amount of the Convertible Notes at the time outstanding.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of some of the material United States federal income tax considerations that may be relevant to a prospective holder of Shares or debt securities we may offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), as currently in effect, applicable Treasury Regulations under the Code and judicial and administrative interpretations of the Code, all of which are subject to change, including changes that may be retroactive. This summary is for information purposes only and does not purport to deal with all aspects of taxation that may be relevant to holders of Shares or debt securities in light of their personal investment or tax circumstances. Except as specifically provided, the discussion below does not address foreign, state or local tax consequences, nor does it specifically address the tax consequences to taxpayers subject to special treatment under the federal income tax laws. We will address the United States federal income tax consequences applicable to other securities we may offer in a prospectus supplement.

      Sidley Austin Brown & Wood, our special tax counsel, is opining on certain United States federal income tax consequences with respect to our securities. This opinion has been filed as an exhibit to the registration statement of which this prospectus is a part.

      WE URGE EACH OF YOU TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES.

Federal Income Taxation of Holders of Shares

  Federal Income Taxation of Taxable U.S. Holders of Shares

      As used herein, the term “U.S. Shareholder” means a holder of Shares who is: (1) a citizen or resident of the United States; (2) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof; (3) an estate the income of which is subject to United States federal income tax regardless of its source; or (4) a trust described in Section 7701(a)(30) of the Code, taking into account effective dates, transition rules and elections. As long as the Trust qualifies as a REIT, distributions made by the Trust to U.S. Shareholders up to the amount of the Trust’s current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by U.S. Shareholders as ordinary income and will not be eligible for the dividends-received deduction otherwise available to corporations. Distributions made by the Corporation to U.S. Shareholders up to the amount of the Corporation’s current or accumulated earnings and profits will be taken into account by U.S. Shareholders as ordinary income. Provided certain conditions are met, U.S. shareholders that are corporations should be entitled to the dividends-received deduction with respect to amounts treated as ordinary income.

      To the extent they do not exceed the Trust’s actual net capital gain for the taxable year, distributions that are properly designated by the Trust as capital gain dividends will be taxed as long-term capital gain without regard to the period for which the U.S. Shareholders have held their Shares. Any dividend declared by the Trust in October, November or December of any year payable to a U.S. Shareholder of record on a specified date in any such month will be treated as both paid by the Trust and received by the

U.S. Shareholder on December 31 of such year, provided that the dividend is actually paid by the Trust during January of the following calendar year.

      If the Trust elects to retain and pay tax on its net capital gains, the Trust’s U.S. Shareholders will be required to include their proportionate share of the undistributed long-term capital gains in income and will receive a credit for their share of the tax paid by the Trust. The basis of the U.S. Shareholders’ Class B Shares will be increased by the amount of the undistributed long-term capital gains (less their share of the amount of tax paid by the Trust) included in the U.S. Shareholders’ income.

      In general, a U.S. Shareholder will recognize capital gain or loss on the disposition of Shares equal to the difference between the amount realized on such disposition and the U.S. Shareholder’s adjusted basis in those Shares. This gain or loss will generally constitute long-term capital gain or loss if the U.S. Shareholder held the Shares for more than one year. However, any loss upon a sale or exchange of Class B Shares by a U.S. Shareholder who has held those shares for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss to the extent of distributions from the Trust that are treated by the U.S. Shareholder as long-term capital gain.

  Federal Income Taxation of Tax-Exempt Holders of Shares

      In general, distributions by the Trust and the Corporation will not, subject to certain exceptions applicable to the Trust, be “unrelated business taxable income” (“UBTI”) to a qualified plan, IRA or other tax-exempt entity (a “Tax-Exempt Shareholder”) provided the Tax-Exempt Shareholder has not held its Shares as “debt financed property” within the meaning of Section 514 of the Code. Similarly, income from the sale of Class B Shares or Corporation Shares will not, subject to certain exceptions, constitute UBTI unless the Tax-Exempt Shareholder has held such Class B Shares or Corporation Shares as a dealer under Section 512(b)(5) of the Code or as “debt-financed property” within the meaning of Section 514 of the Code.

  Federal Income Taxation of Non-U.S. Holders of Shares

      The rules governing the United States federal income taxation of the ownership and disposition of Shares by holders of Shares who are not U.S. Shareholders (hereinafter referred to as “Non-U.S. Shareholders”) are complex, and no attempt is made herein to provide more than a brief summary of such rules.

      In general, a Non-U.S. Shareholder will be subject to regular United States federal income tax with respect to its investment in Shares if the income or gain attributable to such investment is “effectively connected” with the Non-U.S. Shareholder’s conduct of a trade or business in the United States. A corporate Non-U.S. Shareholder that receives income that is — or is treated as — effectively connected with a United States trade or business may also be subject to the branch profits tax under Section 884 of the Code, which is payable in addition to regular United States corporate income tax. The following discussion will apply to Non-U.S. Shareholders whose income or gain attributable to such investment in Shares is not so effectively connected.

  Distributions

      Distributions by the Trust to a Non-U.S. Shareholder that are neither attributable to gain from sales or exchanges by the Trust of United States real property interests nor designated by the Trust as capital gains dividends, and all distributions by the Corporation, will be treated as dividends of ordinary income to the extent of current or accumulated earnings and profits. The Trust and the Corporation expect to withhold United States federal income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (1) a lower rate is provided for under an applicable tax treaty and the Non-U.S. Shareholder files the required form evidencing eligibility for that reduced rate with the Trust and the Corporation or (2) the Non-U.S. Shareholder files an IRS Form W-8ECI with the Trust and the Corporation claiming that the distribution is “effectively connected” income.

      Distributions to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Trust of United States real property interests will cause the Non-U.S. Shareholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Shareholders will thus generally be taxed at the same rates applicable to U.S. Shareholders. Also, such gain will be subject to a 30% branch profits tax in the hands of a Non-U.S. Shareholder that is a corporation and that is not entitled to an exemption under a tax treaty. The Trust is required to withhold and remit to the IRS 35% of any distribution that is or could be designated a capital gains dividend. That amount is creditable against the Non-U.S. Shareholder’s United States federal income tax liability.

  Sale of Shares

      Gain recognized by a Non-U.S. Shareholder upon a sale or other disposition of Corporation Shares generally will not be subject to United States federal income tax if (1) the Corporation is not a “United States real property holding corporation” (“USRPHC”) or (2)(a) the Corporation Shares are regularly traded on an established securities market (e.g., the NYSE, where the Shares are currently traded) at the time of the sale or other disposition and (b) the selling Non-U.S. Shareholder held 5% or less (by value) of the outstanding Corporation Shares during a specified period, unless, in the case of a Non-U.S. Shareholder who is a non-resident alien individual, such individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions apply. Although it is uncertain as to whether the Corporation is a USRPHC, there are no assurances that the Corporation is not, or will not become, a USRPHC.

      Gain recognized by a Non-U.S. Shareholder upon a sale or other disposition of Class B Shares generally will not be subject to United States federal income tax if (1) the Trust is a “domestically controlled REIT” or (2)(a) the Class B Shares are regularly traded on an established securities market (e.g., the NYSE, where the Shares are currently traded) at the time of the sale or other disposition and (b) the selling Non-U.S. Shareholder held 5% or less (by value) of the outstanding Class B Shares at all times during a specified period, unless, in the case of a Non-U.S. Shareholder who is a non-resident alien individual, such individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions apply. A domestically controlled REIT is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock is held directly or indirectly by foreign persons. The Trust believes that it currently qualifies as a domestically controlled REIT.

Federal Income Taxation of Holders of Debt Securities

      This discussion applies only with respect to debt securities that are held as capital assets within the meaning of Section 1221 of the Code, and addresses only initial purchasers of the debt securities who purchase the debt securities at the initial offering price.

  Federal Income Taxation of U.S. Noteholders

      As used herein, the term “U.S. Noteholder” means a holder of debt securities who is: (1) a citizen or resident of the United States; (2) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof; (3) an estate the income of which is subject to United States federal income tax regardless of its source; or (4) a trust described in Section 7701(a)(30) of the Code, taking into account effective dates, transition rules and elections.

  Treatment of Debt Securities as Indebtedness of the Corporation

      The Corporation intends to characterize and treat the debt securities as indebtedness — as opposed to a stock or other equity-type interest — for all United States federal income tax purposes. Pursuant to Section 385(c) of the Code, such characterization will generally be binding upon all holders of debt securities, but not upon the IRS.

  Interest Income of Debt Securities

      Interest paid or accrued in respect of debt securities will be includable in the U.S. Noteholder’s gross income, as ordinary interest income, in accordance with its regular method of tax accounting. A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will disclose the amount of the original issue discount, if any, attributable to the difference between the purchase price of the debt securities and their stated redemption price at maturity and the applicable rules with respect to the accrual of such original issue discount. If debt securities are issued at a discount that does not exceed 0.25% of the stated redemption price at maturity multiplied by the number of whole years to maturity, the amount of any original issue discount on the debt securities will generally be considered de minimis and thus treated as zero.

  Disposition of Debt Securities

      Unless a nonrecognition provision of the Code applies, a sale, exchange, retirement at maturity, redemption prior to maturity, including pursuant to an offer or exercise of a call option by the Corporation, or other disposition of debt securities will be a taxable event for United States federal income tax purposes. A U.S. Noteholder will recognize gain or loss equal to the difference between (1) the amount of cash plus the fair market value of any property received upon such disposition, and (2) the U.S. Noteholder’s tax basis in the debt security. Except with respect to that portion of the amount realized on disposition that represents accrued and unpaid interest, which will constitute ordinary income, such gain or loss generally will constitute capital gain or loss and will generally be long-term capital gain or loss if the debt securities were held for more than 12 months at the time of such sale, exchange, redemption or other disposition. For non-corporate U.S. Noteholders the excess of net long-term capital gains over net short-term capital losses is taxed under current law at a maximum rate of 20%. Gain on the disposition of capital assets held for one year or less is subject to United States federal income tax at ordinary income tax rates. Certain limitations exist on the deductibility of capital losses by both corporations and individual taxpayers.

  Federal Income Taxation of Non-U.S. Noteholders

      The following discussion applies to any holder of debt securities who is not a U.S. Noteholder, as defined above. Such holders are hereafter referred to as “Non-U.S. Noteholders.”

      Payments of interest by the Corporation or its agent (in its capacity as such) to a Non-U.S. Noteholder will not be subject to United States federal withholding tax, provided that (1) such Non-U.S. Noteholder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote; (2) such Non-U.S. Noteholder is not a controlled foreign corporation for United States federal income tax purposes (as defined in Section 957 of the Code) that is related, directly or indirectly, to the Corporation through stock ownership; (3) such interest payments are not effectively connected with the conduct by the Non-U.S. Noteholder of a trade or business within the United States; and (4) the certification requirements of Section 871(h) or Section 881(c) of the Code, as applicable, are satisfied. Under the certification rules, the beneficial owner of debt securities must certify to the Corporation or its agent, under penalties of perjury, that it is a Non-U.S. Noteholder and provide a completed IRS Form W-8BEN or substitute form. A Non-U.S. Noteholder who does not meet all of the above described requirements will generally be subject to United States federal withholding tax at a flat rate of 30% on payments of interest on the debt securities, unless (1) such Non-U.S. Noteholder otherwise qualifies for a withholding tax exemption or reduced withholding rate under an applicable treaty, or (2) the payments of interest by the Corporation or its agent (in its capacity as such) to such holder are effectively connected with the conduct by the Non-U.S. Noteholder of a trade or business in the United States.

      If payments of interest with respect to the debt securities are effectively connected with the conduct by a Non-U.S. Noteholder of a trade or business within the United States, such Non-U.S. Noteholder, even though exempt from United States federal withholding tax, will be subject to United States federal income tax on such interest and on any gain realized on a sale, exchange, retirement or other disposition of debt securities in the same manner as if it were a U.S. Noteholder. In addition, pursuant to Section 884(c) of the Code, if such Non-U.S. Noteholder is a foreign corporation it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, unless it qualifies for a lower rate under an applicable income tax treaty.

      Any gain realized upon a sale, exchange, retirement or other disposition of debt securities by a Non-U.S. Noteholder generally will not be subject to United States federal income or withholding taxes, unless (1) such gain is effectively connected with the conduct by such Non-U.S. Noteholder of a trade or business within the United States or, under an applicable tax treaty, is attributable to a United States permanent establishment maintained by such Non-U.S. Noteholder; (2) in the case of an individual, such Non-U.S. Noteholder is present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met; (3) such Non-U.S. Noteholder is subject to tax pursuant to the provisions of the United States tax law applicable to certain United States expatriates or nonresident aliens; or (4) at the time of such sale, exchange, retirement or other disposition, the debt securities constitute United States real property interests.

Information Reporting Requirements and Backup Withholding

      Information reporting requirements will generally apply to payments made to U.S. Shareholders or Noteholders with respect to, or to cash proceeds of a sale or exchange of, Shares or debt securities, unless the U.S. Shareholder or U.S. Noteholder is an exempt recipient such as a corporation. In addition, a 31% backup withholding tax will apply to such payments if the U.S. Shareholder or U.S. Noteholder fails to provide a taxpayer identification number or a certification of exempt status, or fails to report its interest income in full.

      Non-U.S. Shareholders and Non-U.S. Noteholders generally will not be subject to information reporting or backup withholding on payments made to them with respect to, or to cash proceeds of a sale or exchange of, Shares or debt securities (including sales within the United States or conducted through certain United States-related financial intermediaries), provided that they comply with the certification requirements described above under “Federal Income Taxation of Non-U.S. Noteholders.”

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s United States federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Securities Offered by Us

      We may sell the offered securities within or outside the United States (a) through agents, (b) through underwriters or dealers, (c) directly to one or more purchasers, or (d) through any combination of these methods.

  By Agents

      Offered securities may be sold through agents designated by us. Unless otherwise indicated in the prospectus supplement, the agents will act on a best efforts basis to solicit purchases for the period of their appointment.

  By Underwriters or Dealers

      If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise indicated in the prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

      We may also sell the offered securities pursuant to one or more standby agreements with one or more underwriters in connection with the call, redemption, conversion or exchange of a specified class or series of any of our securities. In a standby agreement, the underwriter or underwriters would agree either:

•	to purchase from us up to the number of Shares that would be issuable upon conversion or exchange of all the specified class or series of our securities at an agreed price per Share; or

•	to purchase from us up to a specified dollar amount of offered securities at an agreed price per offered security,

which price may be fixed or may be established by formula or other method and which may or may not relate to market prices of our Shares or any other security then outstanding.

      The underwriter or underwriters would also agree, if applicable, to convert or exchange any securities of the class or series held or purchased by the underwriter or underwriters into or for our Shares or other securities. The underwriter or underwriters may assist in the solicitation of conversions or exchanges by holders of the class or series of securities.

      If dealers are used in the sale of offered securities with respect to which this prospectus is delivered, we will sell the offered securities to the dealers as principals. The dealers may then resell the offered securities to the public at varying prices to be determined by the dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

  Direct Sales; Rights Offerings

      Offered securities may also be sold directly by us. In this case, no underwriters, dealers or agents would be involved. We may sell offered securities upon the exercise of rights that may be issued to our securityholders.

Securities Offered by Selling Securityholders

      Shares and convertible notes may be sold by any selling securityholder named in a prospectus supplement who acquires or acquired the securities from us in transactions that were not, or will not be, registered under the Securities Act. Sales of such securities by a selling securityholder may be effected from time to time in one or more of the following transactions:

•	through brokers, acting as agents in transactions (which may involve block transactions), in special offerings, on any exchange where the securities are traded, or otherwise, at market prices obtainable at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices;

•	block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	to underwriters who will acquire the securities for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time);

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	directly or through brokers or agents in private sales at negotiated prices;

•	to lenders pledged as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure and sale, if any, thereunder;

•	through short sales, option exercises, puts, calls or other derivative transactions;

•	an exchange distribution in accordance with the rules of that exchange or transactions in the over-the-counter market;

•	the distribution of the securities by any selling securityholder to its partners, members or shareholders;

•	by any other legally available means; or

•	a combination of any of the above.

      In addition, offers to purchase such securities may be solicited by agents designated by any selling securityholder from time to time. Such securities may also be offered and sold in private transactions or under Rule 144, Rule 144A or Regulation S under the Securities Act rather than pursuant to this prospectus.

      We cannot assure you that any selling securityholder will sell any or all of its securities under this prospectus or that any selling securityholder will not transfer, devise or gift its securities by other means not described in this prospectus.

      Sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate.

      In connection with a sale of such securities by any selling securityholder pursuant to this prospectus, the following information will, to the extent then required or known, be provided in the applicable prospectus supplement relating to such sale: the identity of the selling securityholder, the manner in which the selling securityholder acquired the securities from us, the amount of securities to be sold, the amount of securities of the class owned by such selling securityholder, the purchase price, the public offering price, if applicable, the name of any underwriter, broker, dealer or agent, and any applicable commissions, discounts or other items constituting compensation to any such underwriter, broker, dealer or agent with respect to the particular sale. In addition, any material relationship between a selling securityholder that is offering and selling securities and us within the past three years will be described in the applicable prospectus supplement or a document incorporated herein by reference.

General Information

      Underwriters, brokers, dealers, agents, direct purchasers and selling securityholders that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive and any profit they make on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

      Underwriters, selling securityholders and any other person participating in the distribution may engage in overallotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with the applicable provisions of the Exchange Act, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the underwriters, selling securityholders and such other persons. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.

      We or any selling securityholder may enter into or have agreements with the underwriters, dealers, agents and selling securityholders to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers, agents or selling securityholders may be required to make. We may also enter into or have agreements for the benefit of securityholders who acquire or acquired offered securities from us in transactions that were not, or will not be, registered under the Securities Act, pursuant to which we agree to register their securities under applicable federal and state securities laws, and to pay some or all of the costs and expenses incidental to the registration, offering and sale of their securities.

      Underwriters, brokers, dealers, agents and selling securityholders may engage in transactions with, or perform services for, us, our subsidiaries or selling securityholders in the ordinary course of their businesses.

      Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the Shares, which are listed on the New York Stock Exchange. We may elect to list any class or series of securities on any exchange or quotation service, but we are not obligated to do so. Any qualified underwriters or agents to or through whom the offered securities are sold for public offering and sale may make a market in offered securities as permitted by Rule 103 of Regulation M, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market making activities with respect to the particular securities being distributed for particular periods prior to the commencement of the distribution. No assurances can be given as to the existence or liquidity of a trading market for any of the offered securities. All of the foregoing may affect the marketability of these securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

LEGAL MATTERS

      Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, will pass upon the validity of the issuance of Shares, preferred stock of the Corporation and preferred shares of the Trust. Sidley Austin

Brown & Wood, Chicago, Illinois, will pass upon the validity of the issuance of debt securities, warrants, depositary shares and Convertible Notes offered pursuant to this prospectus. Lawyers at Sidley Austin Brown & Wood participating in any such offering on behalf of such firm may own or hold options to purchase such numbers of our Shares or other securities as are set forth in the applicable prospectus supplement. Sidley Austin Brown & Wood may rely upon the opinion of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, as to certain matters of Maryland law. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

EXPERTS

      The consolidated financial statements and schedules as of and for the three years ended December 31, 2000 incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.